UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒        Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
FASTLY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2026 Annual Meeting of Stockholders & Proxy Statement

Wednesday, June 3, 2026
9AM PT

fastly

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 3, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 annual meeting of stockholders (the “annual meeting”) of Fastly, Inc., a Delaware corporation (the “Company”). The annual meeting will be held virtually on Wednesday, June 3, 2026 at 9:00 a.m. Pacific Time at www.virtualshareholdermeeting.com/FSLY2026, where you will be able to listen to the annual meeting live, submit questions (before and during the annual meeting) and vote online. The Company is holding the annual meeting for the following purposes:
1.	To elect each of the Board of Directors’ three nominees, Aida Álvarez, Charles (“Kip”) Compton, and Richard Daniels, as a Class I director, to serve until our annual meeting of stockholders in 2029;
2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2026;
3.	To conduct an advisory vote to approve the compensation of our named executive officers; and
4.	To conduct any other business properly brought before the annual meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
By Order of the Board of Directors
/s/ Charles Compton
Charles Compton
Chief Executive Officer
San Francisco, CA
April 22, 2026

The record date for the annual meeting is April 13, 2026. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof. We intend to mail the Notice of Internet Availability of Proxy Materials on or about April 22, 2026 to all stockholders of record entitled to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 3, 2026 via live interactive webcast at www.virtualshareholdermeeting.com/FSLY2026.
The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com.

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. Even if you have voted by proxy, you may still vote online if you attend the virtual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement, including statements regarding our future results of operations and financial condition, business strategy, and plans and objectives of management for future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as “anticipate,” “believe,” “continue,” “commit,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “should,” “will,” “would,” “target,” or the negative of these terms or other similar expressions. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results, performance or achievements, or industry results to differ materially from those expressed in such statements. Our actual results, performance or achievements, or industry results could differ materially from those anticipated in such forward-looking statements as a result of the following factors, among others: our ability to address defects, interruptions, outages, delays in performance, or similar problems with our platform; our ability to attract new customers and have existing customers increase their use of our platform; component delays, shortages and price increases; our ability to develop and sell new products; our ability to respond to rapidly changing technology; other general market, political, economic and business conditions; and any additional factors discussed under “Part I — Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2025 (our “Annual Report”) and other filings we make with the Securities and Exchange Commission (the “SEC”), including future SEC filings.
All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from our expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed throughout the documents incorporated by reference in this proxy statement. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Additionally, certain information herein or elsewhere (including our website) is informed by various stakeholder expectations or frameworks and is thus not necessarily material for SEC reporting purposes. This is the case even if we use “material” or similar language, due to the various definitions of materiality used by stakeholders, including in the environmental, social and governance (“ESG”) context.

FASTLY, INC.
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
JUNE 3, 2026
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Fastly, Inc. (sometimes referred to as the “Company” or “Fastly”) is soliciting your proxy to vote at the 2026 annual meeting of stockholders (the “annual meeting”), including at any adjournments or postponements of the annual meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 22, 2026 to all stockholders of record entitled to vote at the annual meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 24, 2026.
How do I attend the annual meeting?
We will be hosting the annual meeting via live webcast only. Any stockholder of record can attend the annual meeting live online at www.virtualshareholdermeeting.com/FSLY2026. The webcast will start at 9:00 a.m. Pacific Time on Wednesday, June 3, 2026. Stockholders may vote and submit questions while attending the annual meeting online. The webcast will open 15 minutes before the start of the annual meeting. In order to enter the annual meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of our Class A common stock (“common stock”), or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.proxyvote.com. We encourage you to access the annual meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting login page.
What if I can’t find my control number?
Please note that if you do not have your control number and you are a registered stockholder, you will be able to login as a guest. To view the annual meeting webcast, visit www.virtualshareholdermeeting.com/FSLY2026 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the annual meeting.
2026 PROXY STATEMENT  |  1

If you are a beneficial owner (that is, you hold your shares in an account at a broker, bank, or other holder of record), you will need to contact that broker, bank, or other holder of record to obtain your control number prior to the annual meeting.
Will a list of record stockholders as of the record date be available?
A list of our record stockholders as of the close of business on April 13, 2026 (the “Record Date”) will be made available to stockholders during the annual meeting at www.virtualshareholdermeeting.com/FSLY2026. In addition, for the ten days ending the day prior to the annual meeting, the list will be available for examination by any stockholder of record for a legally valid purpose. To arrange a time to access the list of record stockholders beginning May 24, 2026 and until the annual meeting, stockholders should email IR@fastly.com.
For the annual meeting, how do we ask questions of management and the Board of Directors?
We plan to have a Q&A session at the annual meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to our business in advance of the annual meeting as well as live during the annual meeting. If you are a stockholder, you may submit a question in advance of the annual meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/FSLY2026.
If I miss the annual meeting, will there be a copy posted online?
Yes, a replay of the annual meeting webcast will be posted at www.virtualshareholdermeeting.com/FSLY2026 and will be available for one year after the date of the annual meeting.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the annual meeting. On the Record Date, there were 156,367,942 shares of common stock outstanding and entitled to vote at the annual meeting and no shares of Class B common stock outstanding and entitled to vote at the annual meeting.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares online at the annual meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
Why a virtual only meeting?
We are conducting the annual meeting virtually for several reasons.
Conducting the annual meeting virtually increases the opportunity for all stockholders to participate and communicate their views to a much wider audience without the added cost, time or planning involved in attending in-person stockholder meetings. Stockholders can submit questions in advance in order to get a better-formulated response.
2  |  2026 PROXY STATEMENT

We will use software that verifies the identity of each participating stockholder and ensures during the question and answer portion of the annual meeting that they are granted the same rights they would have at an in-person meeting. In this way, stockholder rights are not negatively affected. In the event stockholders representing a substantial number of shares of our outstanding common stock communicate a desire for in-person meetings, we will consider a change in our virtual-only meeting practice.
Given these factors, we feel a virtual-only meeting is the right choice for us and our stockholders at this time.
What am I voting on?
There are three matters scheduled for a vote:
1.
Election of each of the Board of Directors’ three nominees, Aida Álvarez, Charles Compton, and Richard Daniels, as a Class I director, to serve until our annual meeting of stockholders in 2029 (Proposal 1);

2.	Ratification of selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2026 (Proposal 2); and
3.	To conduct an advisory vote to approve the compensation of our named executive officers (our “Named Executive Officers”), as disclosed in this Proxy Statement (Proposal 3).
What if another matter is properly brought before the annual meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online during the annual meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the annual meeting, you may still attend online and vote during the annual meeting. In such case, your previously submitted proxy will be disregarded.
•
To vote online during the annual meeting, follow the provided instructions to join the annual meeting at www.virtualshareholdermeeting.com/FSLY2026, which begins at 9:00 a.m. Pacific Time on June 3, 2026.

•	To vote online before the annual meeting, go to www.proxyvote.com.
•	To vote by telephone, call 1-800-690-6903.
•	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.
If we receive your vote by internet or phone or your signed proxy card up until 11:59 p.m. Eastern Time the day before the annual meeting, we will vote your shares as you direct. To vote, you will need the control number in the Notice, on your proxy card or in the instructions that accompanied the proxy materials.
2026 PROXY STATEMENT  |  3

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization, rather than from Fastly. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online during the webcast of the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
Each holder of common stock will have the right to one vote per share held of Class A common stock as of the Record Date. On the Record Date, no shares of Class B common stock were outstanding and entitled to vote at the annual meeting.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, or online during the webcast of the annual meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director, “For” the ratification of selection by the Audit Committee of the Board of Directors of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our fiscal year ending December 31, 2026, and “For” the approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement. If any other matter is properly presented at the annual meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares at its discretion. In this regard, brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine,” but not with respect to “non-routine” matters. In this regard, Proposal 1, the election of directors and Proposal 3, the advisory vote on the compensation of our Named Executive Officers, are considered to be “non-routine” matters, meaning that your broker may not vote your shares on that proposal in the absence of your voting instructions. However, Proposal 2, the ratification of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2026, is considered to be a “routine” matter meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
4  |  2026 PROXY STATEMENT

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies online, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners. We have retained Alliance Advisors, LLC to assist in the solicitation of proxies for a fee of approximately $33,000, plus reasonable out-of-pocket expenses.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at 475 Brannan Street, Suite 300, San Francisco, CA 94107.
•	You may attend the annual meeting and vote online during the annual meeting. Simply attending the annual meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank, or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 23, 2026 to Fastly, Inc., Attn: Secretary, 475 Brannan Street, Suite 300, San Francisco, CA 94107.
Our Amended and Restated Bylaws, which were adopted by us in August 2024, require advanced notice of any stockholder proposal for nomination of candidates for election as a director. Any stockholder considering a proposal for nomination of candidates for election as a director should carefully review our Amended and Restated Bylaws, which describe the timing, procedural, and substantive requirements for such proposal. The proposals for director nominations must be submitted in writing, in proper form, and received by our Secretary at our executive offices located at 475 Brannan Street, Suite 300, San Francisco, CA 94107, not later than March 5, 2027 nor earlier than February 3, 2027; provided that if the date of next year’s annual meeting of stockholders is earlier than May 4, 2027, or later than August 2, 2027, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the later of (i) 90th day prior to the meeting date or (ii) the 10th day following the day on which public disclosure of that meeting date is first made. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Fastly nominees must also comply with the additional requirements of Rule 14a-19(b). You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
2026 PROXY STATEMENT  |  5

If you wish to submit a proposal (other than the nomination of candidates for election as a director) at the annual meeting that is not to be included in next year’s proxy materials, your proposal must be submitted in writing, in proper form, and received by our Secretary at our executive offices located at 475 Brannan Street, Suite 300, San Francisco, CA 94107, not later than March 5, 2027 nor earlier than February 3, 2027; provided that if the date of next year’s annual meeting of stockholders is earlier than May 4, 2027, or later than August 2, 2027, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the later of (i) 90th day prior to the meeting date or (ii) the 10th day following the day on which public disclosure of that meeting date is first made.
How are votes counted?
Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” votes “Withheld” and broker non-votes, and (b) with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
Abstentions will have no effect for each of Proposal 2 and Proposal 3. Broker non-votes on each of Proposal 1 and Proposal 3 and “Withheld” votes for Proposal 1 have no effect and will not be counted towards the vote total. Proposal 2 is considered a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on Proposal 2.
What are “broker non-votes”?
A “broker non-vote” occurs when your broker submits a proxy for the annual meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on these matters. These un-voted shares with respect to the “non-routine” matters are counted as “broker non-votes” and will not be counted towards the vote total. Proposal 1 and Proposal 3 are considered to be “non-routine” matters and we therefore expect broker non-votes to exist in connection with those proposals.
Proposal 2 is a “routine” matter and we therefore do not expect broker non-votes to exist in connection with this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
•
Proposal No. 1 – For the election of directors, the three nominees receiving the most “For” votes will be elected. “Withhold” votes and “broker non-votes” will have no effect. Only votes “For” will affect the outcome.

•
Proposal No. 2 – To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2026, the proposal must receive the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes). Abstentions and broker non-votes will have no effect.

•
Proposal No. 3 – For the advisory vote to approve the compensation of our Named Executive Officers, the proposal must receive the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes). Abstentions and broker non-votes will have no effect.

6  |  2026 PROXY STATEMENT

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of our outstanding shares entitled to vote are present at the annual meeting online or represented by proxy.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the annual meeting online or represented by proxy may adjourn the annual meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be reported on a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.
2026 PROXY STATEMENT  |  7

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are three directors in the class whose term of office expires in 2026, Aida Álvarez, Charles Compton, and Richard Daniels. Ms. Álvarez, Mr. Compton, and Mr. Daniels have served as members of our Board of Directors since August 2019, June 2025, and November 2021, respectively. If elected at the annual meeting, these nominees would serve until the 2029 annual meeting of stockholders and until a successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, or removal. Our policy is to encourage directors and nominees for director to attend the annual meeting of stockholders; however, we do not maintain a formal policy regarding director attendance at annual meetings. Ms. Álvarez, Mr. Bergman, Mr. Meyers, Mr. Paisley, Mr. Daniels, Ms. Loop, and Ms. Smith attended our annual meeting in 2025.

Directors are elected by a plurality of the votes of the holders of shares present online or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. “Withhold” votes will have no effect. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting, including their ages as of March 15, 2026.
Nominees for Election for a Three-year Term Expiring at the 2029 Annual Meeting

The Honorable Aida Álvarez
Fastly Committees: Compensation, Nominating and Corporate Governance
Age: 76

has served as a member of our Board of Directors since August 2019. Ms. Álvarez has led important financial and government agencies and served in the cabinet of U.S. President William J. Clinton as the Administrator of the U.S. Small Business Administration. Ms. Álvarez serves on the board of directors of Stride, Inc., a for-profit education company, since April 2017 and Bill.com Holdings, Inc., a provider of automated, cloud-based software for financial operations, since April 2022. She previously served on the board of Oportun Financial Corporation, a financial services company, from August 2011 to November 2022. She has also previously served on the board of directors of HP Inc., a technology company, Wal-Mart Stores, Inc., a retail company, MUFG Americas Holdings Corporation, a banking corporation, Zoosk, an online dating company, and PacifiCare Health Systems, Inc., a national health consumer services company. Ms. Álvarez was the founding Chair of the Latino Community Foundation, and currently serves as its Board Chair Emerita. Ms. Álvarez holds a B.A. from Harvard College. We believe that Ms. Álvarez is qualified to serve as a member of our Board of Directors because of her extensive experience in the technology and finance industries and her service on public company boards.

Charles “Kip” Compton
Fastly Committees: None
Age: 51

has served as our Chief Executive Officer and as a member of our Board of Directors since June 2025. He previously served as Fastly’s Chief Product Officer since January 2024. Prior to joining Fastly, Mr. Compton served as the Senior Vice President of Strategy & Business Development of the Cisco Networking business from 2020 to August 2023, where he led teams responsible for strategy, portfolio management, investments and acquisitions. Prior to that, he held various roles at Cisco since January 2006. Mr. Compton brings more than 25 years of senior leadership experience driving innovation in cloud, video, Internet of Things (IoT) and networking. He has a long and proven track record of growing teams and businesses, including creating partnerships and investments to drive growth and open new markets. Mr. Compton holds both a Bachelor of Science degree in Computer Science and Engineering and a Master’s degree in Electrical Engineering and Computer Science from Massachusetts Institute of Technology and an MBA from The Wharton School of the University of Pennsylvania. We believe that Mr. Compton’s deep industry experience, including product engineering and business leadership roles in networking, qualifies him to serve as a member of our Board of Directors.

8  |  2026 PROXY STATEMENT

Richard Daniels
Fastly Committees: Audit
Age: 71

has served as a member of our Board of Directors since November 2021. Mr. Daniels retired from Kaiser Permanente, an integrated managed care consortium, in 2020, where he was most recently Executive Vice President & CIO. He serves on the Board of CSAA Insurance Group and is on the Board of the Parkland Center for Clinical Innovation. Mr. Daniels previously served on the Board of SVB Financial Group from October 2020 to November 2024. He also served on the Board of Playworks from December 2015 to January 2023. Before Kaiser Permanente, Mr. Daniels held technology leadership roles at Capital One and JPMorgan. Mr. Daniels holds a B.A.Sc. in Business Administration and Management from Texas State University. We believe that Mr. Daniels is qualified to serve as a member of our Board of Directors because of his leadership experience in technology roles, service as a member of the board of directors for other companies, and deep knowledge of information security risks.

The Board of Directors Recommends a Vote in Favor of Each Named Nominee.
2026 PROXY STATEMENT  |  9

Directors Continuing in Office Until the 2027 Annual Meeting

David Hornik
Fastly Committees: Compensation, Nominating and Corporate Governance
Age: 58

has served as the Chairperson of our Board of Directors since April 2023, Lead Independent Director of our Board of Directors from February 2020 to April 2023, and as a member of our Board of Directors since February 2013. Mr. Hornik has been a partner at Lobby Capital and August Capital, venture capital funds, since 2021 and 2000, respectively. From January 2019 to March 2022, Mr. Hornik served as a member of the board of directors of Gitlab Inc., a DevSecOps platform delivered as a single application. From August 2004 to September 2017, Mr. Hornik served as a member of the board of directors of Splunk Inc., a software and data solutions company. Mr. Hornik has served as a member of the board of directors of Bill.com, a cloud-based software company that automates back-office financial operations, since May 2016. Prior to joining August Capital, Mr. Hornik was an intellectual property and corporate attorney at the law firms of Venture Law Group and Perkins Coie LLP, and a litigator at the law firm of Cravath, Swaine & Moore LLP. Mr. Hornik holds an A.B. from Stanford University, an M.Phil from Cambridge University and a J.D. from Harvard Law School. We believe that Mr. Hornik is qualified to serve as a member of our Board of Directors because of his extensive experience with technology companies in our industry, his service on public and private company boards, and the historical knowledge and continuity he brings to our Board of Directors.

Charles Meyers
Fastly Committees: Compensation
Age: 60

has served as a member of our Board of Directors since July 2021. Mr. Meyers has served as the Executive Chairman of Equinix, Inc., a provider of network colocation, interconnection, and managed services, since June 2024. He previously served as President and Chief Executive Officer from September 2018 to June 2024, President, Strategy, Services & Innovation, as well as Chief Operating Officer, after joining Equinix in 2010 as President, Americas Region. Mr. Meyers also previously held senior operating roles at Level 3 Communications and Verisign and was a member of the pre-IPO executive team at Internet Security Systems. Mr. Meyers holds a B.S. in Chemical Engineering from the University of Colorado Boulder, an M.S. in Engineering Management from Northwestern University, and an M.B.A. in Marketing, Strategy from the Northwestern University Kellogg School of Management. We believe that Mr. Meyers’ leadership experience in the technology industry and his deep knowledge of cybersecurity risks faced by leading telecommunications and information technology companies qualifies him to serve on our Board of Directors.

Vanessa Smith
Fastly Committees: Nominating and Corporate Governance
Age: 50

has served as a member of our Board of Directors since November 2021. Since October 2025, Ms. Smith has served as Chief Corporate Affairs Officer for ServiceNow, Inc., a software company, in addition to serving as President of ServiceNow.org since May 2023, Ms. Smith previously served as Senior Vice President of Industries at ServiceNow, Inc. from September 2020 to May 2023. From October 2004 to August 2020, Ms. Smith served in a variety of go-to-market roles, most recently Regional Vice President, Strategic Customers and Senior Vice President, Human Capital Management LOB, for SAP, a software company. She holds a B.S. in Commerce from The McIntire School of Commerce at the University of Virginia and an M.B.A. from The Robert H. Smith School of Business at the University of Maryland. We believe that Ms. Smith’s leadership experience in technology and go-to-market roles and her experience in human capital management qualifies her to serve on our Board of Directors.

10  |  2026 PROXY STATEMENT

Directors Continuing in Office Until the 2028 Annual Meeting

Artur Bergman
Fastly Committees: None
Age: 46

has served as our Chief Technology Officer since April 2024. He served as our Chief Architect from February 2020 to April 2024, as our Chief Executive Officer from Fastly’s founding in March 2011 until February 2020, Chairperson of the Board of Directors from February 2020 to April 2023, and as a member of our Board of Directors since March 2011. From September 2007 to June 2011, Mr. Bergman served as Manager, Vice President, then Chief Technology Officer of Wikia, Inc., a global community knowledge-sharing platform. From November 2005 to March 2007, Mr. Bergman served as Engineering Manager for Six Apart Ltd., a social networking service. From the second half of 2003 to August 2005, Mr. Bergman served as Engineering Manager of Fotango, Ltd., a subsidiary of Canon Europe. We believe that Mr. Bergman is qualified to serve as a member of our Board of Directors because of his industry knowledge, his experience as our founder, and his leadership experience and deep technical expertise, including with respect to protecting against, understanding, and responding to cybersecurity risks.

Paula Loop
Fastly Committees: Audit, Nominating and Corporate Governance
Age: 64

has served as a member of our Board of Directors since July 2021. Ms. Loop previously served as an Assurance Partner at PricewaterhouseCoopers LLP, an international professional services accounting firm, where her career spanned over 30 years. At PwC she served on the Board of Partners as the Risk and Quality Committee chair and was the leader of PwC’s Governance Insights Center. She was also previously the New York Metro Regional Assurance Leader leading one of PwC’s largest Assurance practices. She has served as a director of APi Group, a construction equipment and services company, since March 2022 and Robinhood Markets, a financial services company, since June 2021. Ms. Loop holds a B.S. in Business Administration from the University of California at Berkeley. We believe that Ms. Loop is qualified to serve as a member of our Board of Directors because of her significant experience working with boards and audit committees across multiple markets and industry sectors on governance, accounting, sustainability, and SEC reporting matters.

Christopher B. Paisley
Fastly Committees: Audit, Nominating and Corporate Governance
Age: 73

has served as a member of our Board of Directors since July 2018. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves as lead independent director of Equinix, Inc., a provider of network colocation, interconnection, and managed services, since July 2007, and a member of the board of directors of Ambarella, Inc., a developer of low-power, high-definition video compression and image processing semiconductors, since August 2012. Mr. Paisley previously served as a director of Fortinet, Inc., a cybersecurity software company, from 2004 until May 2021, and as Chief Financial Officer and a director of Enterprise 4.0 Technology Acquisition Corp., a special purpose acquisition corporation from May 2021 to March 2023. Mr. Paisley holds a B.A. in business economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles. We believe that Mr. Paisley’s substantial experience in the technology industry and his service on public company boards and audit committees qualifies him to serve on our Board of Directors.

2026 PROXY STATEMENT  |  11

INFORMATION REGARDING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the Nasdaq rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ independence determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq rules, as in effect from time to time.
Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board of Directors determined that Ms. Álvarez, Mr. Daniels, Mr. Hornik, Ms. Loop, Mr. Meyers, Mr. Paisley, and Ms. Smith, representing seven of our nine directors, are “independent directors” as defined under the Nasdaq rules.
In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence. Among other things, our Board of Directors considered our commercial relationship with one of our vendors, Equinix, Inc., at which Mr. Meyers currently serves as the Executive Chairman and director, and previously served as chief executive officer until June 2024, and Mr. Paisley serves as director. Our Board of Directors also considered the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in “Certain Relationships and Related-Person Transactions.” Mr. Bergman and Mr. Compton are not independent given their positions as our Chief Technology Officer and Chief Executive Officer, respectively.
There are no family relationships among the directors and executive officers.
Board of Directors Leadership Structure
The Board of Directors of the Company has an independent chair, Mr. Hornik, who has authority, among other things, to call and preside over Board of Directors meetings, including meetings of the independent directors, to set meeting agendas, and to determine materials to be distributed to the Board of Directors. Accordingly, the Chairperson of the Board of Directors has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Chairperson of the Board and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairperson of the Board of Directors creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chairperson of the Board of Directors can enhance the effectiveness of the Board of Directors as a whole.
Role of the Board of Directors in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. In particular, our Board of Directors is responsible for monitoring and assessing exposure from strategic risk, operational risk and technology risk, information security risk, risks associated with the use of artificial intelligence (“AI”), and cybersecurity risk with periodic
reporting from our most senior information security officer and other members of senior management.
Our executive officers are responsible for the day-to-day management of the material risks we face. Our Board of Directors administers its oversight function directly as a whole, as well as through various standing
12  |  2026 PROXY STATEMENT

committees of our Board of Directors that address risks inherent in their respective areas of oversight. Our Audit Committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters, investment risks, foreign exchange risks, and tax matters. Our Compensation Committee oversees the management of risks associated with talent and our compensation policies and programs; and our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence, conflicts of interest, composition, organization, and evaluation of our Board of Directors, director succession planning, law and regulatory compliance, and oversight of corporate governance, including ESG-related matters.
Meetings of the Board of Directors and Committees
Our Board of Directors met twelve times during 2025. Each Board member attended 90% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
Information Regarding Committees of the Board of Directors
Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides current membership information and meeting information for 2025 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Aida Álvarez		•
Artur Bergman(1)
Charles Compton(1)
Richard Daniels	•
David Hornik		•	•
Paula Loop	•		•
Charles Meyers
Christopher B. Paisley			•
Vanessa Smith			•
Total Number of Meetings in 2025	8	5	4

•	Member	Committee Chair

(1)	Mr. Bergman and Mr. Compton do not serve on any committees.
Below is a description of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of the Board of Directors. The written charters of each committee are available to stockholders on the Investor Relations section of our website at investors.fastly.com.
2026 PROXY STATEMENT  |  13

Audit Committee
Our Audit Committee consists of three directors, Mr. Daniels, Ms. Loop, and Mr. Paisley. Our Board of Directors has determined that each of our Audit Committee members satisfies the independence requirements for Audit Committee members under the Nasdaq rules and Rule 10A-3 of the Exchange Act. Each member of our Audit Committee meets the financial literacy requirements of the Nasdaq rules. Mr. Paisley is the chairperson of the Audit Committee and our Board of Directors has determined that each of Mr. Paisley and Ms. Loop is an audit committee “financial expert” as defined by Item 407(d) of Regulation S-K under the Securities Act. The principal duties and responsibilities of our Audit Committee include, among other things:
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	reviewing with the independent registered public accounting firm any communications with respect to auditing or accounting issues;
•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our policies on risk assessment and risk management related to financial reporting, accounting and auditing matters, investment risks and foreign exchange risks, and tax matters;
•	reviewing related party transactions;
•
overseeing our investment philosophy, allocation and performance of our investment portfolio, management of investment risk, policies and procedures to comply with laws pertinent to our investment portfolio, and foreign exchange risk management;

•	overseeing significant tax matters and approving policies related to these matters;
•	reviewing internal audit’s scope and annual plan;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law;

•
approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm; and

•	reviewing and discussing any reports of evidence of material violation of securities laws and breaches of fiduciary duty and other similar violations.
Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq rules. The Audit Committee met eight times in 2025.
14  |  2026 PROXY STATEMENT

Report of the Audit Committee of the Board of Directors
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Fastly under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2025 and met with management of the Company, as well as with representatives of the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025, Deloitte & Touche LLP, to discuss the audited financial statements and management’s assessment and the independent registered public accounting firm’s evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed the accounting firm’s independence with the independent registered public accounting firm. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Mr. Paisley (Chairperson)
Mr. Daniels
Ms. Loop
Compensation Committee
Our Compensation Committee consists of three directors, Ms. Álvarez, Mr. Hornik, and Mr. Meyers, each of whom our Board of Directors has determined is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act. The members of our Compensation Committee meet the requirements for independence under current Nasdaq rules and current SEC rules and regulations. The principal duties and responsibilities of our Compensation Committee include, among other things:
•
reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our non-employee directors;
•	reviewing and approving, or recommending that our Board of Directors approve, the terms of compensatory arrangements with our executive officers;
•	reviewing and approving the list of companies used to benchmark our compensation practices and programs;
•	administering our equity and non-equity incentive plans;
•	assisting the Board of Directors in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function;
•	reviewing and approving, or recommending that our Board of Directors approve, incentive compensation, equity plans and, as applicable, clawback policies; and
•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Our Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq rules. The Compensation Committee met five times in 2025.
2026 PROXY STATEMENT  |  15

Report of the Compensation Committee of the Board of Directors
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Fastly under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2025.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors:
Mr. Meyers (Chairperson)
Ms. Álvarez
Mr. Hornik
Compensation Committee Interlocks and Insider Participation
None of Ms. Álvarez, Mr. Hornik, or Mr. Meyers, the members of our Compensation Committee, is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of five directors, Ms. Álvarez, Mr. Hornik, Ms. Loop, Mr. Paisley, and Ms. Smith. Ms. Álvarez is the chairperson of the Nominating and Corporate Governance Committee. The members of our Nominating and Corporate Governance Committee meet the requirements for independence under current Nasdaq rules and current SEC rules and regulations. The Nominating and Corporate Governance Committee’s responsibilities include, among other things:
•	identifying, evaluating, and selecting, or recommending that our Board of Directors approve, nominees for election to our Board of Directors and its committees;
•	evaluating the performance of our Board of Directors, its committees, and of individual directors;
•	considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•	reviewing and making recommendations regarding indemnification and insurance matters related to our Board of Directors and officers;
•	reviewing developments in corporate governance practices and making recommendations to our Board of Directors regarding corporate governance guidelines and matters;
•	evaluating the adequacy of our corporate governance practices and reporting; and
•	reviewing and considering social responsibility, environmental and sustainability matters and making recommendations to our Board of Directors, or taking action, with respect to such matters.
Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable rules of the SEC and the Nasdaq rules. The Nominating and Corporate Governance Committee met four times in 2025.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our
16  |  2026 PROXY STATEMENT

operating requirements, and the long-term interests of its stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically aims to maintain a variety of backgrounds, skills, experiences, and perspectives, and such other factors as it deems appropriate, given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability.
The Board of Directors regularly assesses the backgrounds, skills, experiences, and perspectives of its members and nominees as part of its annual evaluation process. Our Board of Directors believes that our directors represent a diverse and broad range of attributes, qualifications, experiences, and skills to provide an effective mix of viewpoints and knowledge. The metrics of our Board of Directors are highlighted in the following graphic.

2026 PROXY STATEMENT  |  17

Board Skills Matrix
The matrix below provides information regarding our directors’ knowledge, skills, and experiences based on their service as a director or current and past business experience. These skills, among other factors, caused our Board to determine that the person should serve as a member of our Board of Directors. The matrix does not encompass all the knowledge, skills, and experiences of our directors, and the fact that we do not list a particular item does not mean that a director does not possess it. In addition, the absence of a particular knowledge, skill, or experience with respect to a director does not mean the director is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill, and experience listed below may vary among the directors.

	Business and Management	Customer Experience	International Business	Technology or Innovation	Cybersecurity, Information Security or Privacy	Operations	Finance and Capital Allocation	Strategic Transactions	Environmental and Social Responsibility
Aida Álvarez	✔		✔				✔		✔
Artur Bergman		✔		✔	✔	✔
Charles Compton	✔	✔	✔	✔	✔	✔		✔
Richard Daniels	✔			✔	✔		✔
David Hornik	✔			✔			✔	✔
Paula Loop	✔		✔			✔	✔		✔
Charles Meyers	✔	✔	✔	✔	✔	✔	✔	✔
Christopher B. Paisley	✔		✔			✔	✔
Vanessa Smith	✔	✔		✔		✔			✔
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills, and other director attributes that would enhance the composition of the Board of Directors. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq rules, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 475 Brannan Street, Suite 300, San Francisco, CA 94107 not later than March 5, 2027 nor earlier than February 3, 2027; provided that if the date of next year’s annual meeting of stockholders is earlier than May 4, 2027, or later than August 2, 2027, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the later of (i) 90th day prior to the meeting date or (ii) the 10th day following the day on which public disclosure of that meeting date is first made. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
18  |  2026 PROXY STATEMENT

Stockholder Communications with the Board of Directors and Engagement with Stockholders
We make every effort to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been excellent.
Any interested person or stockholder may, however, communicate directly with the presiding director or the non-management or independent directors as a group. Stockholders and other interested parties may send such communication to Fastly, Inc., Attn:
Secretary, 475 Brannan Street, Suite 300, San Francisco, CA 94107. The communication should indicate that it contains a stockholder or interested party communication. All such communication will be reviewed by our Secretary, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Chairperson of our Board of Directors. If the communication is unduly frivolous, hostile, threatening, or similarly inappropriate, the Secretary shall discard the communication.
Environmental, Social, and Governance Matters
We believe that sound corporate citizenship should drive us to be responsive to ESG related matters that impact our stakeholders and the communities in which we operate. As reflected in the core values of our Code of Business Conduct and Ethics (the “Code of Conduct”), we are committed to operating our business with integrity, embracing transparency, and being good people. Consistent with these values, we published our 2024 Sustainability Report in November 2025 at investors.fastly.com under the “Governance” page. The information contained on, or that can be accessed through, our website is not incorporated by reference into this Proxy Statement. Our Nominating and Corporate Governance Committee reviews our ESG matters as it determines appropriate and makes recommendations to the Board of Directors regarding, or takes action with respect to, such matters. Our Sustainability program builds on our mission to make the internet a better place—one that is fast, safe, and engaging for everyone. Central to our success is a data-driven approach to environmental stewardship, evidenced by the publication of our first comprehensive greenhouse gas (GHG) inventory across Scopes 1, 2, and 3. Our Scope 3 emissions included Categories 1-8, and categories not included were determined to be immaterial to our GHG inventory. We believe that driving platform efficiency naturally aligns with sustainability, as a more efficient global edge infrastructure reduces energy consumption and results in a lighter footprint for the planet. We’ve also developed a sustainability dashboard to provide our customers with transparent data on the carbon footprint of their services on our platform. We have committed to achieving 100% global renewable electricity coverage for our direct electricity consumption. Moving forward, we are utilizing our baseline data to define ambitious emission reduction targets and develop a comprehensive climate transition plan. Through these efforts, alongside programs like Fast Forward which support the open-source community, we strive to secure the long-term sustainability of the internet infrastructure that modern life relies upon.
Code of Business Conduct and Ethics
We have adopted a Code of Conduct applicable to all our employees, executive officers, and directors. The Code of Conduct is available on our website at investors.fastly.com. The Nominating and Corporate Governance Committee of our Board of Directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
2026 PROXY STATEMENT  |  19

Corporate Governance Guidelines
The Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed on the Investors section of our website at investors.fastly.com.
20  |  2026 PROXY STATEMENT

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2026 (the “Form 8-K”), on March 4, 2026, following the completion of a process to review the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, the Audit Committee of our Board of Directors selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and dismissed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm. The Audit Committee of our Board of Directors has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Representatives of KPMG are expected to be present at the virtual annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Representatives of Deloitte, our former independent registered public accounting firm, will not be present at the annual meeting and will not be available to respond to questions or make a statement.

Deloitte’s reports on our consolidated financial statements for the fiscal years ended December 31, 2025 and 2024, respectively, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended December 31, 2025 and 2024, there were no (i) disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in its reports covering our consolidated financial statements for such periods and (ii) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the disclosure of the material weakness in our internal controls over financial reporting as disclosed in Part II, Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2024. As of December 31, 2025, we have concluded that this material weakness has been remediated.

This reportable event was discussed among the Audit Committee and Deloitte. Deloitte has been authorized by the Company to respond fully to the inquiries of KPMG, the successor independent registered public accounting firm, concerning this reportable event.

We provided Deloitte with a copy of the disclosures made in the Form 8-K and requested Deloitte furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company in Item 4.01 of the Form 8-K and, if not, stating the respects in which it does not agree. A copy of Deloitte’s letter to the SEC dated March 5, 2026, which confirmed agreement with the disclosures in the Form 8-K is filed as Exhibit 16.1 of the Form 8-K.

During our fiscal years ended December 31, 2025 and 2024, and the subsequent interim period in fiscal year 2026 prior to KPMG’s appointment, neither the Company nor anyone on our behalf has consulted with KPMG regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto); or (iii) any reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

2026 PROXY STATEMENT  |  21

The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) will be required to ratify the selection of KPMG.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company by Deloitte for the fiscal years ended December 31, 2025 and 2024.

	Fiscal Year Ended
	2025	2024
	(in thousands)
Audit Fees(1)	$3,519	$3,112
Audit-related Fees(2)	$0	$0
Tax Fees(3)	$72	$85
All Other Fees(4)	$7	$7
Total Fees	$3,598	$3,204

(1)
Consists of fees and expenses billed for professional services rendered in connection with the audit of our consolidated financial statements and audit of internal control over financial reporting, reviews of our quarterly consolidated financial statements, related accounting consultations, and other regulatory filings.

(2)
Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees,” such as due diligence related to mergers and acquisitions.

(3) Tax Fees consist of fees for professional services for domestic and international tax advisory services for tax planning, compliance, and advice.
(4) Consists of aggregate fees billed for services provided by the independent registered public accounting firm other than those disclosed above.
All services rendered for these fees were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services, such as tax advice, other than audit services by KPMG is compatible with maintaining the principal accountant’s independence.

The Board of Directors Recommends a Vote in Favor of Proposal 2.
22  |  2026 PROXY STATEMENT

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to vote to approve, on an advisory basis, the compensation of our Named Executive Officers for 2025 as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our Named Executive Officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the 2025 compensation of our Named Executive Officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Our Board of Directors and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

Since 2023, we have conducted ongoing and extensive outreach to connect directly with our stockholders and get their feedback on various pay and governance topics, including regarding the results of our most recent say-on-pay vote. In response to the feedback we received, we made meaningful changes to our executive compensation program for 2024 and 2025, and we continue to improve our programs with changes for 2026 that are directly responsive to stockholder feedback. Our outreach initiatives, as well as the related changes to our executive compensation programs for 2025, are described in more detail below under the section titled “Compensation Discussion and Analysis — 2025 “Say-on-Pay” Advisory Stockholder Vote on Executive Compensation & Stockholder Engagement.”

Accordingly, we are asking our stockholders to vote “For” the following resolution:

RESOLVED, that the stockholders hereby approve, on an advisory non-binding basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required
The approval of this advisory proposal requires the affirmative vote of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).

As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our Board of Directors and our Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.

We currently conduct annual advisory votes on executive compensation and expect to conduct the next advisory vote at our next annual meeting of stockholders in 2027.

The Board of Directors Recommends a Vote in Favor of Proposal 3.
2026 PROXY STATEMENT  |  23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information regarding the ownership of our common stock as of March 15, 2026 (or as of the date otherwise indicated below), by: (i) all those known by us to be beneficial owners of more than five percent of our common stock; (ii) each of our Named Executive Officers listed in the 2025 Summary Compensation Table below; (iii) each director and nominee for director; and (iv) all our current executive officers and directors as a group.
Applicable percentages are based on 155,806,663 shares of common stock outstanding on March 15, 2026. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of capital stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 14, 2026, which is 60 days after March 15, 2026. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Fastly, Inc., 475 Brannan Street, Suite 300, San Francisco, California, 94107.

	Total Beneficial Ownership
	Common Stock
Name of Beneficial Owner	Shares	%
5% Stockholders:
Entities Affiliated with Blackrock(1)	11,333,297	7.3
Entities Affiliated with Morgan Stanley(2)	8,073,950	5.2
Entities Affiliated with Vanguard(3)	16,111,511	10.3
Named Executive Officers and Directors:
Aida Álvarez(4)	89,839	*
Artur Bergman(5)	5,326,063	3.4
Charles Compton(6)	179,459	*
Richard Daniels(7)	46,449	*
David Hornik(8)	253,603	*
Ronald Kisling(9)	78,348	*
Paula Loop(10)	81,947	*
Scott Lovett(11)	132,462	*
Charles Meyers(12)	81,947	*
Todd Nightingale(13)	824,044	*
Christopher B. Paisley(14)	284,485	*
Vanessa Smith(15)	82,439	*
Richard Wong	0	—
All current executive officers and directors as a group (11 persons)(16)	6,558,693	4.2%
*	Less than one percent.
(1)
Based solely on a report on Schedule 13G filed with the SEC on January 25, 2024. BlackRock, Inc. has sole voting power of 11,004,000 shares of our common stock and sole dispositive power over 11,333,297 shares of our common stock. The Schedule 13G contained information as of December 31, 2023 and may not reflect current holdings of our common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

24  |  2026 PROXY STATEMENT

(2)
Based solely on a report on Schedule 13G/A filed with the SEC on February 11, 2026. Morgan Stanley has shared voting power of 1,019,395 shares of our common stock and shared dispositive power over 8,073,950 shares of our common stock. The Schedule 13G/A contained information as of December 31, 2025 and may not reflect current holdings of our common stock. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

(3)
Based solely on a report on Schedule 13G filed with the SEC on July 29, 2025. The Vanguard Group has shared voting power of 85,746 shares of our common stock, sole dispositive power over 15,873,520 shares of our common stock, and shared dispositive power over 237,991 shares of our common stock. The Schedule 13G/A contained information as of June 30, 2025 and may not reflect current holdings of our common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Consists of 89,839 shares of common stock held by Ms. Álvarez.
(5)
Consists of (i) 1,395,011 shares of common stock held by Mr. Bergman, (ii) 376,460 shares of common stock issuable upon the exercise of stock options granted to Mr. Bergman that are exercisable within 60 days of March 15, 2026, (iii) 1,604,901 shares of common stock held by The Per Artur Bergman Revocable Trust, of which the reporting person is settlor, sole trustee, and sole beneficiary, (iv) 840,005 shares of common stock held by The Artur Bergman Remainder Trust One DTD as of May 2, 2019, of which the reporting person is the investment advisor, (v) 109,686 shares of common stock held by The Artur Bergman Remainder Trust Three DTD as of May 2, 2019, of which the reporting person is the investment advisor, (vi) 156,521 shares of common stock held by The PAB 2021 Remainder Trust, of which the reporting person is the investment advisor, (vii) 588,671 shares of common stock held by The Per Artur Bergman Grantor Retained Annuity Trust No. 4, of which the reporting person is trustee, and (viii) 254,808 shares of common stock held by The Per Artur Bergman Grantor Retained Annuity Trust No. 5, of which the reporting person is trustee.

(6)	Consists of 157,165 shares of common stock held by Mr. Compton and 22,294 shares of common stock issuable upon the vesting of RSUs issued to Mr. Compton within 60 days of March 15, 2026.
(7)	Consists of 46,449 shares of common stock held by Mr. Daniels.
(8)	Consists of 253,603 shares of common stock held by Mr. Hornik.
(9)	Consists of 78,348 shares of common stock held by Mr. Kisling.
(10)	Consists of 81,947 shares of common stock held by Ms. Loop.
(11)	Consists of 132,462 shares of common stock held by Mr. Lovett.
(12)	Consists of 81,947 shares of common stock held by Mr. Meyers.
(13)	Consists of 824,044 shares of common stock held by Mr. Nightingale.
(14)	Consists of 284,485 shares of common stock held by Mr. Paisley, 265,806 of which are held by the Christopher Paisley TTEE Paisley Living Trust DTD 12/28/94.
(15)	Consists of 82,439 shares of common stock held by Ms. Smith.
(16)
Consists of (i) 6,159,939 shares of common stock held by all current executive officers and directors as a group, (ii) 376,460 shares of common stock that all current executive officers and directors as a group have the right to acquire from us within 60 days of March 15, 2026 pursuant to the exercise of options, and (iii) 22,294 shares of common stock issuable upon the vesting of RSUs within 60 days of March 15, 2026.

2026 PROXY STATEMENT  |  25

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of March 15, 2026.

Name	Age	Position
Artur Bergman	46	Chief Technology Officer and Director
Charles Compton	51	Chief Executive Officer and Director
Scott Lovett	60	President, Go to Market
Richard Wong	51	Chief Financial Officer

Below are the biographies of our current executive officers, other than Mr. Bergman and Mr. Compton, whose biographies appear above under “Proposal 1 - Election of Directors.”

Scott Lovett
AGE: 60

has served as our President, Go To Market since August 2025. Mr. Lovett previously served as Fastly’s Chief Revenue Officer from August 2024 to August 2025. From August 2021 to May 2024, Mr. Lovett served as Chief Revenue Officer at Imperva, Inc., a cybersecurity software and services provider. From April 2018 to April 2021, Mr. Lovett served as Senior Vice President of Global Web & Security Sales at Akamai Technologies, Inc., a cybersecurity and cloud computing company. Mr. Lovett holds a Bachelor of Arts in Communications from Eastern Illinois University.

Richard Wong
AGE: 51

has served as our Chief Financial Officer since August 2025. Previously, Mr. Wong served as Chief Financial Officer of Benchling, a cloud-based platform for biotechnology research and development, from November 2020 to May 2024. From May 2018 to November 2020, he served as Chief Financial Officer of Houzz Inc. Prior to that, he held senior finance roles at LinkedIn and Yahoo!, and started his career as an investment banker at JPMorgan and Banc of America Securities. He holds an MBA from Northwestern University’s Kellogg School of Management and a Bachelor of Science degree in Business Administration from the University of California, Berkeley.

26  |  2026 PROXY STATEMENT

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during 2025, including our executive compensation policies and practices, how and why the Compensation Committee arrived at the compensation decisions for our Named Executive Officers and the key factors the Compensation Committee considered in making those decisions.
Our Named Executive Officers for 2025, which consist of our principal executive officer, principal financial officer, and our other two most highly compensated executive officers, in addition to our former Chief Executive Officer and our former Chief Financial Officer, are:
•	Charles “Kip” Compton, our Chief Executive Officer (our “CEO”);
•	Artur Bergman, our Chief Technology Officer;
•	Richard Wong, our Chief Financial Officer;
•	Scott Lovett, our President, Go to Market;
•	Todd Nightingale, our former Chief Executive Officer; and
•	Ronald Kisling, our former Chief Financial Officer.
Executive Summary
2025 Chief Executive Officer and Leadership Transitions
In mid-2025, we experienced several transitions among our Named Executive Officers. Todd Nightingale, our former Chief Executive Officer, resigned in June 2025. Mr. Nightingale’s Voluntary Resignation (as defined in the Nightingale Employment Agreement, as discussed in “Employment Arrangements–Todd Nightingale”, below) resulted in forfeiture of all unvested equity awards at the time of his departure.
The Board of Directors promoted Mr. Compton, who was then serving as our Chief Product Officer, to serve as Chief Executive Officer. The Compensation Committee took several actions to set a new, competitive pay package for Mr. Compton upon his promotion to CEO including a review of competitive market data in consultation with the Compensation Committee’s independent compensation consultant.
In February, prior to being promoted to CEO, Mr. Compton did not have any adjustments to his cash compensation as Chief Product Officer and received a $2.0 million annual equity grant split between time-based restricted stock units (“RSUs”) and performance-based restricted stock units
(“PSUs”) in a mix consistent with that of our other officers who were not considered Named Executive Officers in 2025. In connection with Mr. Compton’s promotion, the Compensation Committee adjusted his compensation, including a salary increase to $500,000, a target bonus opportunity increase to $500,000, and a $5.0 million promotional equity grant delivered in a combination of RSUs and PSUs consistent with our annual refresh long-term incentive mix for the CEO. The values of Mr. Compton’s annual and promotional equity awards described above do not represent grant date fair value and instead were converted to shares using a $9.31 and $9.00 conversion price, respectively.
The Compensation Committee approved conversion of equity grants to a number of shares in 2025 based on the greater of (i) the average share price of our common stock for the 30 calendar days prior to the grant date or (ii) $9.00. The Compensation Committee approved this $9.00 per share floor to manage our “burn rate” or share usage during a period of stock price volatility for the Company.
2025 Business Highlights
In 2025, we experienced benefits of our improved go-to-market motion, expanded security offerings, and continued focus on fiscal discipline. As a result, we grew our revenue 15% in 2025 compared to 7% in 2024. This growth was highlighted by our security product revenue, which grew 21% in 2025, compared to 11% in 2024. This resulted in $94 million in cash from operations in 2025 compared to $16 million in 2024. As organizations increasingly differentiate in their markets by delivering resilient, highly performant, always-on software, Fastly is the essential foundation to translate software delivery investments into continuous competitive advantage. Our platform is designed to be programmable and support agile
2026 PROXY STATEMENT  |  27

software development, which allows our customers to expedite innovation and invent new app paradigms that transform their business.
As AI-driven traffic increases demands on infrastructure, we continue to drive delivery performance and reinforce our competitive advantage through expanded features and new product introductions. Demonstrating an accelerated development cycle, Fastly launched three new security products in 2025, surpassing the two introduced in 2024. The expanded security suite includes API Security, which automates the discovery and monitoring of an organization’s full API footprint to block unauthorized access, and Client-Side Protection, which secures the browser experience by managing third-party scripts to prevent data skimming. Additionally, Fastly introduced AI Bot Management to provide granular control over automated traffic by specifically identifying and managing the behavior of AI crawlers and fetchers.
Financially, we finished 2025 on a strong note, delivering fourth quarter revenue of $172.6 million, representing 23% year-over-year growth. This growth was primarily driven by continued demand for our edge platform by existing customers resulting from our go-to-market focus on upsell and cross-sell. Additional highlights of our performance in 2025 include:
•	Total revenue of $624.0 million, representing 15% growth year-over-year
•	U.S. GAAP gross margin of 57.1%, compared to 54.4% in fiscal year 2024; non-GAAP gross margin of 60.9%, compared to 58.8% in fiscal year 2024
•	U.S. GAAP net loss of $121.7 million, compared to $158.1 million in fiscal year 2024; non-GAAP net income of $19.7 million, compared to non-GAAP net loss of $12.1 million in fiscal year 2024
•
U.S. GAAP net loss per basic and diluted shares of $0.83 compared to $1.14 in fiscal year 2024; non-GAAP net income per basic and diluted shares of $0.13, compared to non-GAAP net loss of $0.09 in fiscal year 2024

Please refer to Appendix A of this Proxy Statement for a reconciliation of non-GAAP financial measures to their corresponding U.S. GAAP measures.
2025 “Say-on-Pay” Advisory Stockholder Vote on Executive Compensation & Stockholder Engagement
In calendar year 2025, stockholders were provided with the opportunity to cast a non-binding advisory vote (a “say-on-pay” proposal) on the compensation of our Named Executive Officers for fiscal year 2024. Our stockholders approved this say-on-pay proposal with 59.6% of votes in favor of our executive compensation program (excluding broker non-votes). This was the second consecutive year of improvement in our say-on-pay vote following the 47.1% support in 2023 covering compensation actions for our Named Executive Officers for fiscal 2022. The Compensation Committee and our full Board of Directors take say-on-pay vote outcomes seriously, value the feedback from stockholders, and continue to make changes to our compensation programs that respond to that feedback and support our business strategy.
Similar to the process used in late 2023 and 2024, to better understand this vote result and stockholder concerns, the Compensation Committee continued stockholder outreach in late 2025 and throughout the year. This outreach was done to solicit feedback and ensure that we received insight into the issues that were most important to our stockholders. These engagement sessions were instructive, and we expect to continue to engage with our stockholders as we evolve our compensation and governance.
In late 2025, we contacted 20 of our institutional stockholders representing an aggregate of approximately 51% of our outstanding common stock and met with institutional stockholders representing an aggregate of approximately 17% of our outstanding common stock. The discussions were led by the chair of our Board of Directors, David Hornik, and the chair of our Compensation Committee, Charles Meyers, both independent directors of the Company, with members of management available to support the discussions. The team met with governance professionals from passive funds as well as investment professionals from active funds. Over the course of these meetings with our institutional stockholders, we received valuable feedback on our executive compensation and governance programs, policies, and practices. The feedback during 2025 was consistent with the themes heard in prior years described in the table below.
In multiple meetings of the Compensation Committee beginning in 2023 through early 2026, the Compensation Committee worked with their independent compensation consultant to review this feedback and consider how to incorporate it into our compensation programs. The Compensation Committee and management annually review the mix of PSUs in our annual long-term incentive (“LTI”) equity program and identify new metrics that
28  |  2026 PROXY STATEMENT

support the Company’s strategy for incorporation into our performance-based annual equity grants. This process is responsive to our stockholders’ feedback while balancing the need for leadership continuity and stability during periods of volatility, and maintaining focus on the revenue and profitability goals that remain important to our growth and success.

What We Heard from Stockholders	What We Did	Rationale and Other Context
Design of PSUs Stockholders expressed a preference for diversified metrics and multi-year performance measurement periods creating differentiation with annual incentive programs
•
Added rTSR PSUs (2025)
•
Adjusted Financial PSU metrics to capture additional measures aligned with value creation and business strategy: committed monthly recurring revenue (“CMRR”) and free cash flow (“FCF”), which will make up a majority of the Financial PSUs’ performance measurement (2026)

These changes are responsive to stockholder feedback by (i) introducing a three-year performance period to align with stockholder interests and experiences over a longer time horizon and (ii) meaningfully reducing the overlap between the short-term incentive and long-term incentive equity grants.
The Financial PSUs, following the design changes made in 2026, continue to measure and focus on revenue growth goals, a critical business metric. These Financial PSUs now also include other operational metrics (CMRR and FCF) that are important drivers of stockholder value creation.
The company continues to measure financial goals over a one-year period due to the broader macroeconomic challenges in forecasting long-term goals. The Compensation Committee will continue to evaluate the design of the PSUs with respect to the metrics and weightings over time.

2026 PROXY STATEMENT  |  29

What We Heard from Stockholders	What We Did	Rationale and Other Context
Mix of Performance-Based LTI Stockholders expressed a preference for 50% performance-based LTI
CEO Annual PSU Mix:
 •
Increased to 60% from 50% (2024)
 •
Decreased to 50% (2025)
 •
Maintained at 50% (2026)
Non-CEO Named Executive Officers’ Annual PSU Mix:
 •
Increased to 40% from 30% (2025)
 •
Increased to 50% (2026)

The Compensation Committee annually assesses the mix of the Named Executive Officers’ LTI equity grants and percentage that is connected to performance-based vesting conditions. The Compensation Committee has gradually increased the annual mix of PSUs awarded (based on target value) to our non-CEO Named Executive Officers in order to align with stockholder feedback.
The Compensation Committee revisits the CEO annual LTI equity grant mix each year. The Compensation Committee initially elected to increase the CEO’s annual mix of PSUs to 60% in 2024 in direct response to stockholder feedback received in 2023. However, with the introduction of the rTSR PSUs measured over a three-year period, the Compensation Committee adjusted the CEO’s mix of PSUs back to 50% in 2025. This was done to enhance the annual LTI program’s stability at a time of volatility for the Company, while considering the changes made to the design of PSUs. This also aligns the CEO’s LTI equity grant mix with the LTI equity grant mix adjustments made to non-CEO Named Executive Officers’ grants that were implemented in 2026.
In 2025 and 2026, the Compensation Committee increased the percentage of PSUs in the LTI equity grant mix for the non-CEO Named Executive Officers. In 2026, the Compensation Committee elected to grant all Named Executive Officers their annual LTI equity at a mix of 50% PSUs (based on target value). This resulted in all eligible Named Executive Officers having the same annual LTI equity grant mix in 2026 (based on target value of PSUs): 50% time-based RSUs, 35% Financial PSUs, and 15% rTSR PSUs.
These changes enhanced the performance orientation of our Named Executive Officers’ compensation. The Compensation Committee considered several factors when arriving at this approach, including stockholder feedback and the competitive market context for similarly sized industry peers. The Compensation Committee will continue to evaluate the mix of PSUs to ensure a strong pay-for-performance orientation.

30  |  2026 PROXY STATEMENT

For the fiscal year ended December 31, 2025, taking into account the result of the advisory say-on-frequency vote held at the 2021 annual meeting of stockholders, we will again be conducting an annual advisory say-on-pay vote as described further in Proposal 3 of this Proxy Statement. Although this is a non-binding advisory vote, we value the opinions of our stockholders. Our Board of Directors and our Compensation Committee will consider the outcome of the say-on-pay advisory vote, in addition to other relevant stockholder feedback that may be received, when making compensation decisions for our Named Executive Officers. For more information on the say-on-pay vote, please review Proposal 3 set forth earlier in this Proxy Statement.
2025 Compensation Highlights
Our 2025 compensation plans and payouts for our Named Executive Officers reflect our overarching compensation philosophy of pay-for-performance. Highlights of our executive compensation program include:
•
Did Not Make Changes to Cash and Annual Incentive (Bonus) Compensation for 2025 Outside of Leadership Transitions: The Compensation Committee made no changes to cash and annual incentive (bonus) compensation for 2025 outside of the changes made in connection with the leadership transitions described in Executive Summary—2025 Chief Executive Officer and Leadership Transitions and Fiscal Year 2025 Annual Long-Term Incentive Equity—August 2025 CEO and President, Go to Market Promotional Equity Awards.

•
Did Not Make Increases to Annual Equity Grant Values for 2025 Outside of Leadership Transitions: The Compensation Committee made no change to Mr. Bergman’s annual equity grant and decreased annual equity awards made in early 2025 to Messrs. Nightingale and Kisling. These decisions reflect a comprehensive evaluation of both Company performance milestones and individual executive performance.

•
Maintained At Least 50% of CEO’s Equity Tied to Performance-based Vesting Conditions: For 2025, the Compensation Committee granted 50% of our CEO’s promotional equity in the form of PSUs and intends to continue to grant at least 50% of the CEO’s annual refresh equity in the form of performance-based equity.

•
Introduced New Metric to our PSUs: Relative TSR (“rTSR”) measured against the Russell 2000 Index over three years was added to our PSUs (“rTSR PSUs”) granted in 2025. This metric diversified both types of measures used in our plans (to include market performance) and introduced a longer performance period for a portion of the annual performance-based equity.

•
Earned Above Target Incentive Outcomes for 2025 Full Year Performance: At the end of 2025, the annual incentive (bonus) and PSUs based on revenue and profitability goals (“Financial PSUs”) were achieved at 135.4% of target based on the financial goals established at the beginning of 2025 and reflect the strong performance referenced in the Business Highlights section above.

Preview of Changes for Fiscal Year 2026
During 2025 and in early 2026, with support from its independent compensation consultant, the Compensation Committee undertook a comprehensive review of our approach to executive compensation after engaging with stockholders as described directly above. In addition to stockholder feedback, this review incorporated market perspective from our peer group as well as consideration given to our compensation objectives and desired emphasis on variable compensation to support our pay-for-performance culture.
Following this review, the Compensation Committee approved changes to the compensation program for our Named Executive Officers applicable in fiscal year 2026. Key changes were made to address stockholder feedback:
•
Introducing two new Financial PSU metrics that measure both top- and bottom-line performance to meaningfully reduce overlap with the annual incentive measures: CMRR and FCF. These two metrics will make up a majority of the Financial PSUs’ performance measurement beginning in 2026:

	2025	2026
Performance Measure for Financial PSUs	• 66.7% Revenue • 33.3% Non-GAAP Operating Loss % of Revenue	• 34% Revenue • 33% CMRR • 33% FCF
2026 PROXY STATEMENT  |  31

•
All our eligible Named Executive Officers’ annual refresh LTI awards in 2026 consisted of 15% rTSR PSUs measured over three years, 35% Financial PSUs based on revenue, CMRR, and FCF, and 50% time-based RSUs.

We believe that this combination of these new financial metrics and enhanced non-CEO Named Executive Officer annual equity mix reinforces our pay-for-performance philosophy. The percentage of performance-based LTI is based on the intended target value of the PSUs granted.
Compensation Philosophy and Objectives
Fastly is the essential platform to deliver resilient, highly performant, always-on software and services at global scale. As the internet approaches an inflection point where AI-driven traffic increases demands on infrastructure, we continuously drive innovation to meet the ever-changing needs of our customers, which include scaling the next generation of AI-centric experiences. Our compensation philosophy and programs are designed to attract, retain, and motivate talented employees who will help us realize this vision. Compensation objectives include:
•	Supporting our ability to recruit, retain and motivate top talent;
•	Aligning the interests of our executives with those of our stockholders;
•	Reinforcing a strong pay-for-performance culture; and
•	Balancing short- and long-term corporate goals and strategy.
We seek to achieve these objectives by providing compensation that is competitive with the practices of companies in our compensation peer group and market for executive talent, with individual pay decisions approved in the context of both Company and individual performance.
In addition, the Compensation Committee seeks to ensure that we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program, we strive to employ best practices and regularly assess our policies and practices.
What we do

Link Pay to Performance	We link pay to performance by delivering a substantial portion of total compensation for our executive officers in the form of annual and long-term incentive programs.
Engage with independent compensation consultant
Our Compensation Committee directly engages an independent compensation consultant to provide analysis for the annual executive compensation review and guidance on other executive compensation matters independent of management.

Double-Trigger acceleration
Equity awards held by our Named Executive Officers provide for “double-trigger” acceleration meaning that vesting accelerates only in the event of a change in control of the Company plus a qualifying termination of employment.

Robust Ownership Guidelines	We require our Named Executive Officers and non-employee directors to acquire and maintain a meaningful equity stake in the Company through robust ownership guidelines.
Maintain a Clawback Policy	We maintain a clawback policy applicable to all Named Executive Officers for incentive compensation (cash and equity).
Set rigorous and measurable performance goals	Our Named Executive Officers are eligible for LTI opportunities based on rigorous and measurable performance goals.
Annual Say-on-Pay Vote	Our stockholders are provided with the opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers.
Engage with stockholders on compensation and governance matters
Our Compensation Committee conducted stockholder outreach to discuss our executive compensation and governance program, policies, and practices, and to solicit feedback to ensure that we received insight into the issues that were most important to our stockholders.

32  |  2026 PROXY STATEMENT

Consider Peer Group and Market Data	Our Compensation Committee, with support from its independent compensation consultant, reviews competitive market data and selects companies to include in our peer group.
Provide Limited Perquisites	We do not generally provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers.

What we do not do
•	We do not provide guaranteed bonuses to our executive officers.
•	We do not provide any excise tax reimbursement payments (including “gross-ups”) with respect to payments or benefits contingent upon a change in control of our Company.
•
We do not offer pension arrangements, or nonqualified deferred compensation plans or arrangements to our executive officers, other than our 401(k) plan, which is open to all United States salaried employees.

•
We do not provide enhanced health and welfare benefits to executive officers. Our Named Executive Officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•
We prohibit our employees, including our Named Executive Officers, and the members of our Board of Directors from hedging or similar transactions designed to decrease risks associated with holding our equity securities.

•	We do not strictly benchmark compensation to a specific percentile of our compensation peer group.
•	We do not provide “single-trigger” acceleration of equity awards upon a change in control of the Company.
Executive Compensation Program Design
Our Compensation Committee believes that executive compensation should be linked to our overall financial performance, strategic success, and stockholder returns. Our Compensation Committee evaluates our compensation philosophy and executive compensation program annually to ensure that our program remains competitive relative to our market for executive talent and aligned with our strategic objectives. By delivering compensation in a mix of fixed and variable pay, including long-term vesting equity awards, we seek to align the incentives of our Named Executive Officers with achievement of our long-term business objectives and financial performance that drives sustained stockholder value creation.
To support our long-term objectives and reinforce a strong pay-for-performance culture, a majority of the target total direct compensation for our Named Executive Officers is awarded in the form of equity. Our Named Executive Officers are eligible to receive RSUs and PSUs based on their individual contributions and performance during each fiscal year. Our Compensation Committee believes that this emphasis on equity rather than cash incentives tied to short-term objectives is an effective approach for reinforcing our objective of long-term stockholder value creation.
We also offer our Named Executive Officers standard health and welfare benefits and retirement plan benefits that are generally available to our other employees, including medical, dental, vision, life and disability insurance and, for United States salaried employees, participation in our 401(k) plan. Our Named Executive Officers may also participate in our 2019 Employee Stock Purchase Plan (“ESPP”) on the same basis as our other employees. Certain of our Named Executive Officers were also eligible to participate in our 2025 Bonus Program (the “2025 Bonus Program”) on the same basis as our other employees.
2026 PROXY STATEMENT  |  33

For 2025, the material recurring elements of our executive compensation program were:

Compensation Element	Relationship to Business Objectives
Base Salary
Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives. Base salaries may be adjusted based on numerous factors, including a change in a Named Executive Officer’s responsibilities, demonstrated performance or relevant competitive market data.

Annual Incentive
In 2025, our Named Executive Officers, except for Mr. Lovett, were eligible for annual incentives tied to our level of achievement of annual revenue and profitability goals pursuant to our 2025 Bonus Program. Awards under the 2025 Bonus Program were paid as fully vested RSUs. Mr. Lovett was eligible to participate in our Commission Plan (as defined below), which tied his annual compensation directly to achievement of certain sales metrics.

Annual Long-Term Incentive Equity
In our annual LTI design, we primarily rely on a combination of PSUs and time-based RSUs. All our Named Executive Officers, except for Mr. Wong who was not employed by us when we granted our annual refresh equity in February and March 2025, received both PSUs and RSUs in 2025.
PSUs represent 50% of the annual refresh LTI opportunity for our CEO, and RSUs represent the other 50% of the CEO’s annual refresh LTI opportunity.
PSUs represent 40% of the annual refresh LTI opportunity for our other Named Executive Officers, and RSUs represent the other 60% of their annual refresh LTI opportunity.
As further described in “Employment Arrangements–Artur Bergman” below, Mr. Bergman was eligible to make an election to receive equity in the form of (i) a stock option grant or (ii) restricted stock units (which may include RSUs and PSUs) on the same terms as generally applicable to other senior Company executives for such year. Mr. Bergman elected restricted stock units for 2025.
The Company may grant equity awards, as needed, outside of our annual refresh long-term incentives in connection with promotions, hiring, and other purposes as the Compensation Committee may deem appropriate. These grants may be made in a combination of time-based RSUs and performance-based PSUs depending on the context of each grant (see “August 2025 CEO and President, Go to Market Promotional Equity Awards” and “Chief Financial Officer Equity Awards” below for details on equity awards tied to leadership transitions in 2025).

Benefits	We offer competitive health and welfare benefits, as well as participation in the ESPP, 401(k) plan for United States employees, and other employee benefit plans.

Adjustments to a Named Executive Officer’s compensation made in connection with the Compensation Committee’s annual review generally occur in the first quarter of the fiscal year. Equity awards for our Named Executive Officers are typically granted during the first quarter of the fiscal year or in connection with their promotion or hiring.
The Compensation Committee views these changes as part of an ongoing evolution in our compensation programs that aligns with the growth and maturity of our business. The Compensation Committee will continue to monitor our programs in the context of evolving market practice and our compensation objectives to ensure that we continue to attract and motivate talented executives who can support our growth and long-term stockholder value creation.
Fiscal Year 2025 Target Pay Mix
Consistent with our philosophy of aligning executive pay with the short-term and long-term performance of the Company, and to align the interests of management and stockholders, our compensation program is designed to
34  |  2026 PROXY STATEMENT

provide the majority of executive compensation in the form of variable pay for which the ultimate value realized is based on the Company’s performance. Our Compensation Committee thoughtfully employs the primary compensation elements described in the above table to achieve these objectives.
In fiscal year 2025, our reliance on performance-based cash and equity incentives and time-based RSUs delivered a majority of the target total direct compensation for our Named Executive Officers in variable pay, subject to variability in realized pay based on changes in our financial performance and/or stockholder returns, as illustrated below. Mr. Compton’s target pay mix reflects the compensation adjustments made in connection with his appointment as CEO on June 16, 2025. His 2025 cash compensation reflects his transition from Chief Product Officer to CEO, with both his salary and target bonus prorated to account for the portion of the year served in each position. His equity values include both the annual equity awards granted in March 2025 when he served as our Chief Product Officer and the promotional awards granted in August 2025 in connection with his appointment to CEO. The target PSU and RSU values for Mr. Lovett, which are included in the Average Non-CEO NEO chart, reflect both the annual equity awards granted in March 2025 when he served as our Chief Revenue Officer and the promotional awards granted in August 2025 in connection with his appointment to President, Go to Market. The fiscal year 2025 target pay mix for Mr. Wong, as included in the Average Non-CEO NEO chart, reflects his annualized base salary and annualized target bonus. However, the equity component for Mr. Wong reflects the full value of his one-time inducement RSU award granted in connection with his appointment as Chief Financial Officer. We have excluded our former CEO and former CFO from the charts below.

Compensation Decision-Making Process
Determination of Compensation Awards
The Compensation Committee’s goal is generally to target elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to determine target pay levels for each compensation element. For 2025, the Compensation Committee reviewed each element of compensation described below and set the target total direct compensation opportunities of our executive officers after taking into consideration the following factors:
•	market data, including practices among companies in our compensation peer group;
•	each executive officer’s scope of responsibilities;
•	each executive officer’s tenure, skills, and experience;
•	internal pay equity across the executive management team;
•	our overall performance, taking into consideration performance versus internal plans and industry peers;
•	the recommendations of our CEO; and
•	general market conditions.
The Compensation Committee does not assign relative weights or rankings to any of these factors and does not rely solely on any quantitative formula, target percentile, or multiple for establishing compensation among the executive officers or in relation to the competitive market data.
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation program and all related policies and practices. The Compensation
Committee operates pursuant to a formal written charter approved by our Board of Directors, which is available on our website at investors.fastly.com.
2026 PROXY STATEMENT  |  35

At least annually, the Compensation Committee reviews our executive compensation program and determines the various elements of our Named Executive Officers’ compensation, as well as any employment arrangements with our Named Executive Officers. The Compensation Committee is responsible for taking action with respect to compensation that will attract and retain talented executives and support our long-term stockholder value creation with an effective pay-for-performance approach.
The Compensation Committee meets regularly during the fiscal year both with and without the presence of our CEO and other Named Executive Officers. The Compensation Committee also discusses compensation issues with our CEO (except with respect to his own compensation) and other members of the Board of Directors between its formal meetings.
Role of Management
Our senior human resources and legal executives support the Compensation Committee in designing our executive compensation program and analyzing competitive market practices. In addition, members of management, including our CEO, regularly participate in Compensation Committee meetings to provide input on our compensation philosophy and objectives.
Our CEO also evaluates the performance of our executive officers and provides recommendations to our Compensation Committee regarding the compensation of our executive officers (other than with respect to his own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our Named Executive Officers. None of our executive officers attends any portion of Compensation Committee meetings at which his or her compensation is discussed.
Role of the Consultant
The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. During 2025, the Compensation Committee retained the services of Semler Brossy, a national executive compensation consultant, to advise the Compensation Committee on compensation matters related to our executive and director compensation programs. In 2025, Semler Brossy provided the following support:
•	assisted in the review and updating of our compensation peer group;
•	analyzed the executive compensation levels and practices of the companies in our compensation peer group;
•	provided advice with respect to compensation best practices and market trends for executive officers and directors;
•	reviewed and provided input on our Compensation Discussion and Analysis;
•	assisted with the design of the short-term and long-term incentive compensation plans with appropriate performance goals and targets for our Named Executive Officers and other executive officers;
•	assisted the Compensation Committee in reviewing our stockholder feedback in light of our 2025 “say-on-pay” vote and determining potential responses for 2026; and
•	provided ad hoc advice and support throughout the year.
Semler Brossy reported to and worked for the Compensation Committee. Prior to engaging Semler Brossy, the Compensation Committee considered the specific independence factors adopted by the SEC and Nasdaq and determined that Semler Brossy is independent and that Semler Brossy’s work did not raise any conflicts of interest.
Role of Competitive Market Data
As part of its annual compensation review process, the Compensation Committee generally reviews competitive market data for positions comparable to those of our Named Executive Officers and other key executive officers. In August 2024, the Compensation Committee, with support from Semler Brossy, reviewed our executive compensation peer group. In selecting companies for inclusion in our peer group, the Compensation Committee generally seeks to include U.S. headquartered competitors, as well as cloud-based enterprise and security software companies between 33% to 300% of our market capitalization and with approximately 33% to 300% of our revenue. At the time of the analysis, the resulting compensation peer group had median trailing four-quarter revenues of approximately $594 million and a 90-day average market capitalization as of August 1, 2024 of approximately $2.76 billion compared to our trailing four-quarter revenues of $522 million (positioned slightly below the 40th percentile) and a 90-day average market capitalization of $1.07 billion (positioned at the 15th percentile). For making 2025 compensation decisions, the Compensation Committee reviewed market data from
36  |  2026 PROXY STATEMENT

the following compensation peer group, which reflected the removal of two companies (Alteryx, Inc. and Everbridge, Inc.) from and the addition of two companies (PagerDuty, Inc. and Jamf Holding Corp.) to the peer group used for 2024 compensation decisions. Following their acquisitions, Alteryx, Inc. and Everbridge, Inc. were replaced with PagerDuty, Inc. and Jamf Holding Corp., both of which satisfied the Compensation Committee’s selection criteria and fell near the median revenue of our other peer companies.

•	8x8, Inc. (EGHT)	•	PagerDuty, Inc. (PD)
•	AppFolio, Inc. (APPF)	•	Rapid7, Inc. (RPD)
•	BigCommerce Holdings, Inc. (BIGC)	•	Semrush Holdings, Inc. (SEMR)
•	BlackLine, Inc. (BL)	•	Smartsheet, Inc. (SMAR)
•	DigitalOcean Holdings, Inc. (DOCN)	•	Tenable Holdings, Inc. (TENB)
•	Five9 Inc. (FIVN)	•	Varonis Systems, Inc. (VRNS)
•	Jamf Holding Corp. (JAMF)	•	Yext, Inc. (YEXT)
•	JFrog Ltd. (FROG)	•	Zuora, Inc. (ZUO)

The Compensation Committee evaluates the compensation peer group annually and modifies the peer group as needed. Given that not all of the peer companies report data for a position comparable to each of our executive officers, the Compensation Committee also reviewed market data from the Radford McLagan Compensation Database.
Our Compensation Committee utilizes market data as one reference point along with various other factors, such as the individual’s performance, experience, and competitive market conditions in making compensation decisions. As such, the Compensation Committee does not commit to setting our executive pay levels at any particular percentile of the compensation peer group.
To assess the competitiveness of our total direct compensation, the Compensation Committee references the total direct compensation at companies in our compensation peer group.
However, the Compensation Committee does not specifically benchmark the compensation of any individual to a precise percentile within this general percentile range. In addition, the Compensation Committee does not have a set formula by which it determines how much of the Named Executive Officer’s compensation is fixed (i.e., base salary) rather than variable.
Principal Elements of Compensation
Base Salary
Base salary is the primary fixed component of our executive compensation program. Base salaries for our executive officers are generally reviewed annually, with any changes in base salary generally effective on April 1. None of our Named Executive Officers received increases in base salary in 2025, and in 2024 and 2025, the base salaries for our Named Executive Officers were as follows:

Executive	2024 Base Salary(1)	2025 Base Salary(1)	% Change
Charles Compton(2)	—	$500,000	—
Artur Bergman	$500,000	$500,000	0%
Richard Wong(3)	—	$450,000	—
Scott Lovett(4)	$450,000	$450,000	0%
Todd Nightingale(5)	$600,000	$600,000	0%
Ronald Kisling(6)	$600,000	$600,000	0%
(1)	The amounts reported in this table are annualized. Please see the 2025 Summary Compensation Table below for actual amounts paid as base salary.
(2)
Mr. Compton was appointed as Fastly’s Chief Executive Officer on June 16, 2025. The amount shown in this table is his 2025 CEO annual base salary and does not reflect proration due to his start date, or incorporate proration for his prior role as our Chief Product Officer.

(3)
Mr. Wong joined Fastly as its Chief Financial Officer on August 11, 2025. The amount shown in this table is his 2025 Chief Financial Officer annual base salary and does not reflect proration due to his start date.

(4)	Mr. Lovett was appointed as our President, Go to Market effective August 6, 2025, and his base salary remained unchanged from his prior role as Chief Revenue Officer.
(5)
Mr. Nightingale served as our Chief Executive Officer until June 16, 2025. The amount shown in this table is his 2025 annual base salary and does not reflect proration due to his partial year of service.

(6)
Mr. Kisling served as our Chief Financial Officer until August 11, 2025. The amount shown in this table is his 2025 annual base salary and does not reflect proration due to his partial year of service.

2026 PROXY STATEMENT  |  37

In November 2024, Mr. Bergman elected to receive a reimbursement for private aircraft usage for his business travel and a grant of RSUs in February 2025 in lieu of approximately 89% of his base salary for 2025, which would otherwise have been paid in cash. After making this election, his 2025 base salary was $56,485, instead of $500,000. The eligible reimbursement amount for private aircraft usage for Mr. Bergman’s business travel was $221,758 (any unused portion of which is forfeited at the end of the year). The RSUs granted in lieu of base salary vested as to 25% of the total RSUs on February 15, 2025, and thereafter as to 25% of the RSUs on May 15, 2025, August 15, 2025, and November 15, 2025. The target value of the base salary minus reimbursement for private aircraft usage for Mr. Bergman was converted into a number of RSUs based on $9.77, the average of the closing prices of our common stock during the calendar month prior to the month in which the grant date occurred.
Pursuant to his current offer letter agreement, Mr. Bergman may elect a similar base salary reduction and corresponding reimbursement for private aircraft usage and RSU award with a value based on the amount of such reduction, in subsequent years as long as an irrevocable election to reduce salary is made by the end of November of the year prior to the year in which base salary is to be reduced. In no event may Mr. Bergman elect to reduce base salary below the applicable minimum wage. The amounts set forth in the table above reflect his base salary and do not give effect to this salary reduction. See “Employment Arrangements” below for additional information.
Annual Incentive
During fiscal year 2025, Messrs. Compton, Bergman, Wong, Nightingale, and Kisling were eligible to earn annual incentives under our 2025 Bonus Program to encourage the achievement of corporate objectives and reinforce our pay-for-performance culture.
In February 2025, our Compensation Committee approved target bonus amounts for Messrs. Nightingale, Bergman, and Kisling to be paid out in fully vested RSUs. In August and September 2025, our Compensation Committee approved target bonus amounts for Messrs. Compton and Wong, in connection with their appointments as CEO and Chief Financial Officer, respectively. The table below reflects the target dollar amount (“Target Bonus”) to be paid out in the form of fully vested RSUs eligible to be earned by each of Messrs. Compton, Bergman, Wong, Nightingale, and Kisling.

Executive	Target Bonus
Charles Compton(1)	$500,000
Artur Bergman	$165,000
Richard Wong(2)	$315,000
Todd Nightingale(3)	$600,000
Ronald Kisling(4)	$150,000
(1)
Mr. Compton served as our CEO from June 16, 2025. The amount shown in this table is his 2025 CEO Target Bonus and does not reflect proration due to his start date. For Mr. Compton’s service as our Chief Product Officer prior to June 16, 2025, his 2025 Target Bonus was $200,000. His prorated 2025 Target Bonus is $363,562.

(2)
Mr. Wong served as our Chief Financial Officer from August 11, 2025. The amount shown in this table is his 2025 Target Bonus and does not reflect proration due to his start date. His prorated 2025 Target Bonus is $123,417.

(3)	Mr. Nightingale resigned from his position as CEO effective June 16, 2025 and did not receive any portion of his Target Bonus.
(4)	Mr. Kisling ceased serving as our Chief Financial Officer on August 11, 2025 and did not receive any portion of his Target Bonus.
The 2025 Bonus Program was based on our level of revenue achievement and a non-GAAP operating loss as a percentage of revenue goal for the year, with revenue weighted 66.7% and non-GAAP operating loss as a percentage of revenue weighted 33.3% (See Appendix A for a reconciliation of non-GAAP operating loss). The Compensation Committee believes that revenue and non-GAAP operating loss as a percentage of revenue goals were appropriate measures given our emphasis on growth and the importance of revenue growth and reduction of operating expenses as a driver of our overall financial performance. For fiscal year 2025, the Compensation Committee established a target revenue goal of $600.0 million, representing a 10.36% year-over-year growth
38  |  2026 PROXY STATEMENT

rate over the $543.7 million in actual revenue achieved in fiscal year 2024. In February 2025, the Compensation Committee approved the following threshold, target and maximum performance goals that were used to determine the payouts, with achievement between threshold, target and maximum payout to be determined linearly (“2025 Objectives”):

Revenue Performance Goal
Threshold 50% Payout	Target 100% Payout	Max 150% Payout	Actual Achievement	Payout Factor	Weighted Payout Factor
$557.4M	$600.0M	$642.6M	$624M	128.2%	85.4% of Target

Non-GAAP Operating Loss% of Revenue Goal
Threshold 50% Payout	Target 100% Payout	Max 150% Payout	Actual Achievement	Payout Factor	Weighted Payout Factor
-4.8%	-1.6%	1.1%	3.6%	150.0%	50.0% of Target

In February 2026, our Compensation Committee determined that, based on our actual achievement of the 2025 Objectives, the Company achieved payout factors of 128.2% (between threshold and maximum) on its revenue metric and achieved 150.0% (the maximum) on its non-GAAP operating loss as a percentage of revenue metric. After applying a 66.7% weighting to the revenue payout factor of 128.2%, and a 33.3% weighting to the non-GAAP operating loss as a percentage of revenue payout factor of 150.0%, Messrs. Compton, Bergman, and Wong were eligible to receive 135.4% of their respective Target Bonuses, as prorated for Mr. Compton and Mr. Wong. Please see the 2025 Summary Compensation Table below for the actual amounts paid to our Named Executive Officers in the form of fully-vested RSUs. Mr. Kisling did not receive any fully vested RSUs under the 2025 Bonus Plan, but as described in Employment Arrangements—Ronald Kisling, below, Mr. Kisling received a lump sum cash severance payment in the amount of 75% of his Target Bonus under the 2025 Bonus Program and 9 months of his base salary as set forth in the Kisling Separation Agreement. Please see the 2025 Summary Compensation Table below for the actual amounts paid to our Named Executive Officers in the form of fully-vested RSUs.
Commission Plan
Mr. Lovett participated in our FY25 Global Sales Compensation Plan (the “Commission Plan”), which is designed to individually compensate employees who are engaged in sales activities for sales performance during the plan year and reward contributions to our long-term revenue growth. Mr. Lovett’s target incentive for fiscal year 2025 was based on specified target quotas weighted equally between (i) revenue and (ii) incremental commit bookings. The Commission Plan included acceleration tiers that provided for increased commission payout rates for performance exceeding the established target quotas. We do not publicly disclose bookings information as we believe it would cause competitive harm. The quotas set for Mr. Lovett were determined in a manner intended to be difficult to achieve and would not be achieved with average or below average performance. For 2025, Mr. Lovett’s total commission target was $450,000, which remained consistent throughout fiscal year 2025, including following his promotion to President, Go to Market in August 2025.
Under the Commission Plan, commissions are paid the month after the close of the fiscal quarter and are deemed earned after, among other requirements, we receive customer revenue from the sale. For the year ended December 31, 2025, Mr. Lovett earned $606,584 under the Commission Plan. The target quotas and actual performance outcomes from Mr. Lovett’s Commission plan were as follows:

Component	Component Weight	Target Variable	Quota	Attainment
Revenue	50%	$225,000	YTD-QTR-1: $148.5 million YTD-QTR-2: $299.8 million YTD-QTR-3: $457.6 million YTD-QTR-4: $621.8 million	100.7%
Incremental Commit Bookings	50%	$225,000	We do not publicly disclose bookings information as we believe it would cause competitive harm.	132.1%
2026 PROXY STATEMENT  |  39

Equity Compensation
As a high-growth company in a dynamic market sector, we believe that stock awards with multi-year vesting are an effective tool for motivating our Named Executive Officers to drive long-term stockholder value. A majority of the target total direct compensation opportunity provided to our Named Executive Officers was awarded in RSUs with multi-year vesting requirements and PSUs tied to the achievement of certain corporate objectives. This program reflects the Compensation Committee’s goal of maintaining strong alignment between pay and performance for our most senior leaders.
As further described in “Employment Arrangements–Artur Bergman” below, Mr. Bergman may make an election to receive his annual equity refresh in the form of (i) a stock option grant or (ii) restricted stock units (which may include RSUs and PSUs) on the same terms as generally applicable to other senior Fastly executives for such year.
Fiscal Year 2025 Annual Long-Term Incentive Equity
In February and March 2025, we granted annual long-term incentive equity awards with multi-year vesting requirements to incentivize and reward our Named Executive Officers for long-term corporate performance. The annual equity awards granted to our Named Executive Officers were determined by our Compensation Committee after reviewing data from competitive market analyses prepared by Semler Brossy. In addition, our Compensation Committee considers the input of our CEO regarding the individual performance and pay levels for his direct reports.
For fiscal year 2025 annual grants, approximately 40% of the target annual equity value awarded to Messrs. Bergman, Kisling, and Lovett was granted in the form of PSUs, which included Financial PSUs (25% of target value) and rTSR PSUs (15% of target value). The remaining 60% of the target annual equity value was granted in the form of time-vesting RSUs. For Mr. Compton (prior to his promotion as CEO, in his role as Chief Product Officer), approximately 30% of his target annual equity value award was granted in the form of Financial PSUs and the remaining in the form of time-vesting RSUs. Mr. Compton did not receive any rTSR PSUs while he served as Chief Product Officer. Mr. Nightingale was granted approximately 50% of the target annual equity value in the form of PSUs, which included Financial PSUs (35% of target value) and rTSR PSUs (15% of target value), and the remaining 50% in the form of time-vesting RSUs. The target dollar value of annual equity approved by the Compensation Committee for Messrs. Compton, Bergman, Kisling, and Nightingale was converted into a number of RSUs and PSUs based on the average closing share price of our common stock for the 30 calendar days prior to February 26, 2025, subject to a $9.00 per share floor as further described below. The target values of the fiscal year 2025 annual grants differ from the grant date fair value of the equity awards determined for accounting purposes. The grant date fair value of the equity awards is reported in the table below, in our 2025 Summary Compensation Table, and in the 2025 Grants of Plan-Based Awards Table.
As indicated above, in February and March 2025, we made our annual equity grants to all Named Executive Officers except Mr. Wong, who was not employed by us at the time.
Also, Mr. Compton and Mr. Lovett were granted additional LTI equity in connection with their promotions to CEO and President, Go to Market, respectively. Messrs. Compton’s and Lovett’s additional equity compensation is described separately below – August 2025 CEO and President, Go to Market Promotional Equity Awards.

Annual Equity Grants
Executive	Financial PSUs at Target	Financial PSU Grant Date Fair Value(1)	rTSR PSUs at Target	rTSR PSU Grant Date Fair Value(1)	RSU Grant	RSU Grant Date Fair Value(1)
Charles Compton(2)	64,446	$449,833	—	—	150,375	$1,049,618
Artur Bergman	124,462	$868,745	74,677	$1,090,284	298,711	$2,085,003
Scott Lovett(2)	80,558	$562,295	48,335	$705,691	193,340	$1,349,513
Todd Nightingale(3)	253,759	$1,649,434	108,754	$1,464,916	362,513	$2,356,335
Ronald Kisling(3)	67,132	$468,581	40,279	$588,073	161,117	$1,124,597
(1)
The grant date fair value of RSUs and PSUs is computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 10 to our Consolidated Financial Statements included in our Annual Report, filed with the SEC on February 25, 2026.

(2)	These do not reflect additional equity grants granted to Mr. Compton or Mr. Lovett in connection with their promotions to CEO and President, Go to Market, respectively.
(3)
As described under “Employment Arrangements,” Mr. Nightingale’s awards were forfeited upon his resignation, and Mr. Kisling’s awards were adjusted as set forth in the Kisling Separation Agreement. The numbers in the table above reflect grant date totals.

40  |  2026 PROXY STATEMENT

Time-Based Vesting RSU Grants
Time-based vesting RSUs represent the majority of the compensation awarded to our Named Executive Officers, except for Mr. Nightingale, in 2025. The annual RSUs described in the table above were finalized in February and March 2025, and determined by establishing a target value based on competitive market data for companies in our peer group and the competitive market for talent. The target value established by the Compensation Committee was approved based on the greater of (i) the average share price of our common stock for the 30 calendar days prior to February 26, 2025, the expected grant approval date, or (ii) $9.00. These target values differ from the grant date fair value of the equity awards determined for accounting purposes. The grant date fair value of the equity awards is reported below in our 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table. The time-based vesting RSUs granted to Messrs. Compton, Bergman, Lovett, Nightingale, and Kisling have vesting schedules such that 1/12th of the RSUs vested on May 15, 2025 and the remainder vest in 11 quarterly installments thereafter, for a total 36 month vesting period.
Performance-Based PSU Grants
Financial PSUs
In February and March 2025, our Compensation Committee approved the grant of Financial PSUs based on the 2025 Objectives for Messrs. Compton (prior to his promotion to CEO), Bergman, Lovett, Nightingale, and Kisling. The target value of the Financial PSUs reflected 25% of the total long-term incentive target value for Messrs. Bergman, Lovett, and Kisling, 30% for Mr. Compton, who was not considered a Named Executive Officer at the time, and 35% of the total long-term incentive target value for Mr. Nightingale, taking into consideration competitive market data for companies in our peer group and the competitive market for talent. The target value established by the Compensation Committee was approved based on the greater of (i) the average share price of our common stock for the 30 calendar days prior to February 26, 2025, the expected grant approval date, or (ii) $9.00. This target value differs from the grant date fair value of the equity awards determined for accounting purposes. The grant date fair value of the equity awards is reported below in our 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table. The table above reflects the target number of shares eligible to be earned by each of Messrs. Compton, Bergman, Lovett, Nightingale, and Kisling, with the maximum payout being equal to 150% of target.
The Compensation Committee approved the 2025 Objectives, with the same weighting as the objectives used in our 2025 Bonus Program and achievement between threshold, target and maximum payout to be determined linearly. The number of Financial PSUs certified as earned by the Compensation Committee is referred to as the “Actual Award.” The Actual Award vested as to 33% of the Financial PSUs subject thereto on February 28, 2026, and will vest as to 8.375% of the PSUs subject thereto in equal quarterly installments thereafter (occurring in May, August, November, and February), with each quarterly vesting date occurring on the same day of the month as the Certification Date (or, if there is no corresponding day of the month, the last day of the month), in each case, subject to the individual’s continuous service through each applicable vesting date.
In February 2026, our Compensation Committee determined that based on our actual achievement of the 2025 Objectives, the Company achieved a payout factor of 128.2% on its revenue metric (between target and maximum) and achieved a payout factor of 150.0% (the maximum) on its non-GAAP operating loss as a percentage of revenue metric (See Appendix A for a reconciliation of non-GAAP operating loss). After applying a 66.7% weighting to the revenue payout factor of 128.2% and a 33.3% weighting to the non-GAAP operating loss as a percentage of revenue payout factor of 150.0%, Messrs. Compton’s, Bergman’s, and Lovett’s 2025 actual award is 135.4% of the Financial PSUs at Target. Mr. Nightingale was ineligible to receive any portion of his Financial PSUs because of his resignation. Mr. Kisling’s Financial PSU award was adjusted pursuant to the Kisling Separation Agreement. See the discussion of – Annual Incentives above for more detailed information on the 2025 Objectives and their achievement.
2026 PROXY STATEMENT  |  41

Executive	Financial PSUs at Target	Intended PSU Target Value(1)	Financial PSUs Actually Earned
Charles Compton(2)	64,446	$600,000	87,259
Artur Bergman	124,462	$1,158,750	168,521
Scott Lovett(2)	80,558	$750,000	109,075
Ronald Kisling	67,132	$625,000	45,448(3)
(1)
We determine the number of PSUs at target by dividing the Intended PSU Target Value by the average closing trading price of a share of our common stock over the 30 calendar days ending one day prior to the expected date of grant. The grant date fair value of the PSUs is reported in the Grants of Plan-Based Awards Table below.

(2)	These do not reflect additional Financial PSUs granted to Mr. Compton or Mr. Lovett in connection with their promotions to CEO and President, Go to Market, respectively.
(3)	Fully vested. As adjusted pursuant to the Kisling Separation Agreement.
rTSR PSUs
In February and March 2025, our Compensation Committee approved the grant of rTSR PSUs for Messrs. Bergman, Lovett, Nightingale, and Kisling. The target value of rTSR PSUs reflected 15% of the total long-term incentive target value for Messrs. Bergman, Lovett, Nightingale, and Kisling, taking into consideration competitive market data for companies in our peer group and the competitive market for talent. The target value established by the Compensation Committee was approved based on the greater of (i) the average share price of our common stock for the 30 calendar days prior to February 26, 2025, the expected grant approval date and (ii) $9.00. This target value differs from the grant date fair value of the equity awards determined for accounting purposes. The grant date fair value of the equity awards is reported below in our 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table. The table above reflects the target number of shares eligible to be earned by each of Messrs. Bergman, Lovett, Nightingale, and Kisling, with the maximum payout being equal to 300% of target.
The rTSR PSUs are subject to a Relative Total Shareholder Return (rTSR) performance condition. The number of shares eligible to be earned is determined by the Company’s TSR relative to the companies comprising the Russell 2000 Index over a three-year performance period commencing on February 26, 2025. The Compensation Committee determined that the Russell 2000 Index provides a robust, useful comparison source that is reflective of broader market performance and representative of other potential investment choices for stockholders.
Payouts are determined based on an “Achievement Factor” ranging from 0.5 to 3.0, with the maximum payout being equal to 300% of target for performance at or above the 90th percentile. The table below indicates the relationship between performance attainment and payout for the rTSR PSUs:

	Threshold	Target	Target to Maximum	Maximum
rTSR vs. Russell 2000 Index (Percentile)	25th percentile	50th percentile	75th percentile	≥90th percentile
Achievement Factor (as % of target)	50%	100%	200%	300%
If the rTSR percentile achieved at the end of the performance period is between two of the levels above, the Achievement Factor will be determined using linear interpolation. If the percentile achieved falls below the threshold, the achievement factor will be 0%.
The Compensation Committee will determine the Achievement Factor as soon as administratively practicable following the end of the performance period, which is February 26, 2028. The performance will only end before the originally scheduled end date of February 26, 2028 in the case of a Change in Control (as defined in the Executive Change in Control and Severance Benefit Plan or the 2022 Change in Control and Severance Benefit Plan, as applicable). In the event of a Change in Control where the awards are assumed, the rTSR PSUs will convert into time-based RSUs at the then-calculated Achievement Factor and vest on the original scheduled end date of February 26, 2028, subject to continued service or qualifying accelerated termination.
Mr. Nightingale is ineligible to receive any portion of his rTSR PSUs because of his resignation. Mr. Kisling’s rTSR PSU award was adjusted pursuant to the Kisling Separation Agreement.
42  |  2026 PROXY STATEMENT

August 2025 CEO and President, Go to Market Promotional Equity Awards
In August 2025, following the appointment of Mr. Compton as our Chief Executive Officer, effective June 16, 2025 and Mr. Lovett’s promotion to President, Go to Market, effective August 6, 2025, the Compensation Committee approved additional equity awards to Messrs. Compton and Lovett to align their compensation with their new roles and the competitive market for talent.
As described above – “2025 Chief Executive Officer and Leadership Transitions,” Mr. Compton was promoted to the role of CEO, effective June 16, 2025, and the Compensation Committee, after reviewing competitive market data in consultation with Semler Brossy, approved a $5.0 million promotional equity grant. Mr. Compton was granted approximately 50% of the target promotional equity value in the form of PSUs, which included Financial PSUs (35%) and rTSR PSUs (15%), and the remaining 50% in the form of time-vesting RSUs.
Mr. Lovett was promoted to the role of President, Go to Market effective August 6, 2025. He had previously served as Chief Revenue Officer since joining Fastly in August 2024. In awarding Mr. Lovett equity awards upon promotion, our Compensation Committee, advised by Semler Brossy, sought to deliver a competitive level of compensation that aligns his yearly equity grant levels with the competitive market for comparable executives among our peer companies. Our Compensation Committee reviewed, with input from Semler Brossy, market data among companies in our compensation peer group. The Compensation Committee also considered Mr. Lovett’s critical role in our go-forward strategy and the importance of retaining him during this period of leadership transition. Based on these considerations, the Compensation Committee approved equity awards with an aggregate target value of $3.5 million. His $1.0 million promotional award was composed of approximately 40% PSUs, which included Financial PSUs (25%) and rTSR PSUs (15%), and the remaining 60% in the form of time-vesting RSUs. In addition, Mr. Lovett was granted an additional Financial PSU grant with a target value of $2.5 million, to act as a retention grant during this period of transition for the Company and to increase the performance orientation of his total pay package. The entirety of this additional PSU grant was tied to the 2025 Objectives, consistent with the revenue and profitability goals used for other Financial PSUs granted to our Named Executive Officers in 2025.
The target values established by the Compensation Committee were approved based on $9.00, which was greater than the 30-calendar day trailing average closing trading price of our common stock at the time of each of these promotions and consistent with the methodology used in the Company’s annual long-term incentive equity awards granted in February and March 2025. This target value differs from the grant date fair value of the equity awards determined for accounting purposes. The grant date fair value of the equity awards is reported below in our 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table.

August 2025 CEO and President, Go to Market Promotional PSUs
Executive	Financial PSUs at Target	Financial PSU Grant Date Fair Value(1)(2)	PSUs Actually Earned	rTSR PSUs at Target	rTSR PSU Grant Date Fair Value(1)(3)	RSU Grant	RSU Grant Date Fair Value(1)(4)
Charles Compton	194,444	$1,359,164	263,277	83,333	$1,149,995	277,777	$1,941,661
Scott Lovett	27,777	$194,161	37,610	16,666	$229,991	66,666	$465,995
Scott Lovett	277,777	$1,941,661	376,110	—	—	—	—
(1)
The grant date fair value of RSUs and PSUs is computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to our Consolidated Financial Statements included in our Annual Report, filed with the SEC on February 25, 2026.

(2)
Consistent with the Financial PSUs granted in February and March 2025, the Financial PSUs granted to Messrs. Compton and Lovett in August 2025 were subject to the same 2025 Objectives, and attainment was certified in February 2026 as described above.

(3)
The performance-based vesting conditions for the August 2025 rTSR PSUs granted to Messrs. Compton and Lovett are identical to those applicable to our other executive officers. Specifically, these awards remain subject to the three-year performance period ending February 26, 2028, and their ultimate achievement will be determined by the Company’s relative TSR percentile rank against the Russell 2000 Index, as described above.

(4)
These time-based vesting RSUs have vesting schedules such that 1/12th of the RSUs vested on August 15, 2025 and the remainder vest in 11 quarterly installments thereafter, for a total 36 month vesting period.

Chief Financial Officer Equity Awards
On August 6, 2025, we announced that Mr. Wong would begin serving as our Chief Financial Officer, effective August 11, 2025.
In designing Mr. Wong’s compensation package, our Compensation Committee, advised by Semler Brossy, sought to deliver a competitive level of compensation that aligns with our desired culture and objectives. Our Compensation Committee reviewed, with input from Semler Brossy, market data among companies in our compensation peer group as well as new-hire equity compensation among recently hired Chief Financial Officers
2026 PROXY STATEMENT  |  43

of comparable public companies. In addition to market data, our Compensation Committee considered the highly competitive market for a talented, experienced technology executive, the relevance of Mr. Wong’s experience and capabilities, and the fact that he would not receive another equity grant until 2026 due to his start date and our usual equity grant cadence.
Based on these considerations, on August 1, 2025, the Compensation Committee approved Mr. Wong’s offer letter, including an equity grant with an $8.0 million target value in connection with his hiring. Subsequently, consistent with our company-wide new hire grant process, in September 2025, the Compensation Committee approved a grant of time-based vesting RSUs (“Wong New Hire Grant”), with the number of RSUs determined using the average closing price of our common stock during the month of August, the month of Mr. Wong’s start date. The Wong New Hire Grant was granted under our 2025 Employment Inducement Incentive Plan and has a vesting schedule such that 1/4th of the RSUs will vest on August 15, 2026, and the remainder vest in 12 equal quarterly installments thereafter, for a total of a 4-year vesting period. The grant date fair value of the equity awards is reported below in our 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table.
Additional Information
Stock Ownership Guidelines
Our Board of Directors adopted mandatory stock ownership guidelines for our CEO, other executive officers and non-employee directors (together, “Guideline Participants”). These guidelines are intended to align the interests of our Guideline Participants with those of our stockholders by requiring them to acquire and maintain a meaningful equity stake in the Company.
In February 2024, our Compensation Committee introduced more robust stock ownership guidelines for our Named Executive Officers, requiring the CEO to hold 6x his annual base salary (up from 3x), and other executive officers to hold 3x their annual base salary (up from 1x).
These guidelines are based on the individual holding shares of our common stock with a value equal to a multiple of his or her annual base salary or annual cash retainer, as follows:

Position	Ownership Guidelines
CEO	6x annual base salary
Other Executive Officers	3x annual base salary
Non-Employee Directors	4x annual cash retainer for Board of Directors and committee service

For purposes of this calculation, stock ownership includes (i) shares of common stock owned directly, including restricted shares and shares deliverable upon settlement of restricted or unrestricted stock units, including restricted or unrestricted stock units that have not yet vested and are subject only to time-based vesting, and excluding restricted shares or restricted stock units that remain subject to achievement of performance goals, such as performance share units and (ii) shares of our common stock owned indirectly if the Guideline Participant has an economic interest in the shares (which includes shares beneficially owned for purposes of the Exchange Act). Stock ownership does not include shares underlying stock options or otherwise subject to a right to acquire, except to the extent expressly provided in the guidelines.
Each Guideline Participant must satisfy the required level of stock ownership under the guidelines by the fifth anniversary of the date such Guideline Participant became subject to the guidelines.
Anti-hedging Policy
Our Insider Trading Policy, as further described below, includes an anti-hedging provision that prohibits all our employees, including our Named Executive Officers, and our non-employee directors from hedging the risk associated with ownership of shares of Fastly common stock and other Fastly securities, including (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company equity securities, (ii) holding Company securities in a margin account, and (iii) engaging in derivative securities transactions or any form of short-term speculative trading in Company securities.
44  |  2026 PROXY STATEMENT

Anti-pledging Policy
Our Insider Trading Policy also prohibits all employees, including our Named Executive Officers and directors from pledging Company securities as collateral for a loan unless the employee or director clearly demonstrates financial capacity to repay the loan without resort to the pledged securities, and the Chief Legal and Administrative Officer and Chief Financial Officer collectively grant an exception based on guidelines approved by the Compensation Committee. Any pledge of Company securities by a director or executive officer must be approved in advance by the Compensation Committee.
Although no shares of the Company’s common stock are currently pledged by Mr. Bergman, in November 2019, following approval by our Compensation Committee, Mr. Bergman, our then-Chief Executive Officer, pledged 2,269,584 shares of our common stock as collateral to secure certain personal indebtedness, which later increased by 567,396 shares (totaling up to 25% of his outstanding shares) following volatility of our common stock (the “2019 Pledge”). In granting the approval, the Compensation Committee considered several factors including, among others, stock volatility, loan to value ratio and his ability to repay the loan (the “Approval Factors”). After the termination of the 2019 Pledge, in February 2024, our Compensation Committee considered the Approval Factors and approved
Mr. Bergman’s ability to enter into a new personal line of credit and pledge up to 25% of his outstanding shares of common stock. In March 2024, Mr. Bergman pledged 1,350,000 shares of our common stock as collateral to secure personal indebtedness (the “Bergman Line of Credit”). In August 2025, our Compensation Committee approved Mr. Bergman’s ability to pledge up to 27% of his outstanding shares of common stock as collateral to secure personal indebtedness. In granting this approval, the Compensation Committee considered several factors, including market practices with regard to pledging by company founders, the amount of Fastly shares to be pledged, the risks associated with the proposed transaction, Mr. Bergman’s financial capacity to repay the Bergman Line of Credit, the key terms of the pledging agreement, and the purpose of the proposed transaction. In March 2026, the Bergman Line of Credit expired and Mr. Bergman did not elect to renew the Bergman Line of Credit. The 1,350,000 shares of our common stock previously pledged as collateral have been released and as mentioned previously, no shares of the Company’s common stock are currently pledged by Mr. Bergman. No other executive officer or director holds shares of our common stock that have been pledged to secure any personal or other indebtedness or for any other purpose.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible United States employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits under the Internal Revenue Code of 1986, as amended (the “Code”), which are updated annually. We have the ability to match each dollar contributed to the 401(k) plan, up to a maximum of $2,000 annually and make discretionary contributions to the 401(k) plan. We made matching contributions for five Named Executive Officers in 2025.
Executive Change in Control and Severance Plan
We maintain the Executive Change in Control and Severance Benefit Plan (the “Executive Plan”) and the 2022 Change in Control and Severance Benefit Plan (the “2022 Plan”, and with the “Executive Plan”, each a “Severance Plan”, as applicable) which provide for the provision of severance benefits to certain executive officers (including our Named Executive Officers, other than Mr. Bergman) and other key employees in the event that such employees become subject to certain involuntary terminations, as described under “Employment Arrangements” below.
The Executive Plan and 2022 Plan benefits were approved by the Compensation Committee after considering competitive market data. The
Compensation Committee determined that these benefits were both competitively reasonable and necessary to recruit and retain executives and other key employees.
Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change-in-control because the severance benefits are also intended to eliminate, or at least reduce, the reluctance of executive officers and other key employees to diligently consider and pursue potential change-in-control transactions that may be in the best interests of our stockholders. Messrs. Compton and Bergman are entitled to enhanced severance payments and benefits beyond those provided in the Executive Plan, as described under “Employment Arrangements–Charles Compton” and “Employment Arrangements–Artur Bergman”, below.
2026 PROXY STATEMENT  |  45

As described under “Employment Arrangements–Todd Nightingale”, below, Mr. Nightingale was ineligible to receive any severance benefits due to his resignation.
The severance benefits provided to Mr. Kisling under the Kisling Separation Agreement were determined in a manner consistent with the Executive Plan. For more information about the Kisling Separation Agreement, please refer to “Employment Arrangements–Ronald Kisling” below.
Employee Stock Purchase Plan
We also offer our employees, including our Named Executive Officers, the opportunity to purchase shares of our common stock at a discount under our ESPP. Pursuant to our ESPP, all eligible employees, including the eligible Named Executive Officers, may allocate up to 15% of the participant’s earnings (as defined in our ESPP) for that year to purchase our common stock at a 15% discount to the market price, subject to specified limits.
Insider Trading Policy
We maintain an Insider Trading Policy governing the purchase, sale and other dispositions of Fastly’s securities that applies to Fastly’s employees, directors, and designated consultants of Fastly and its subsidiaries. We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards. Further, as mentioned above, our Insider Trading Policy includes an anti-hedging provision.
A copy of our Insider Trading Policy can be found as Exhibit 19.1 to our Annual Report.
Policies and Practices Related to the Grant of Equity Awards Close in Time to the Release of Material Nonpublic Information
We did not grant stock options or option-like instruments to any employee during 2025. Except for Mr. Bergman’s ability to make an advance election to receive his annual equity refresh in the form of a stock option grant, we exclusively grant restricted stock units under our compensation program. Accordingly, we do not have a formal policy related to the timing of option awards in relation to the release of material nonpublic information. Awards of restricted stock units are generally granted monthly via unanimous written consent, and occasionally at meetings of our Compensation Committee. The Compensation Committee does not take material nonpublic information into account when determining the timing or terms of awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Perquisites and Employee Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. These may include travel-related perquisites for spousal travel or reimbursement for legal expenses incurred in negotiating employment arrangements. The value of these perquisites and other personal benefits are reflected in the “All Other Compensation” column and footnote 3 in the “Summary Compensation Table.” Our Named Executive Officers are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. This includes medical, dental, and vision benefits, flexible spending accounts, short-term and long-term disability insurance, life insurance, and accidental death and dismemberment insurance. Our employee benefits programs are designed to be affordable and competitive to the market in which we compete for talent.
Tax and Accounting Treatment of Compensation
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds
$1 million per taxable year is generally non-deductible. For these purposes, a “covered employee” means anyone who served as our principal executive officer
46  |  2026 PROXY STATEMENT

at any time during the year, anyone who served as our principal financial officer at any time during the year, and any employee who is among the three highest compensated executive officers for the taxable year (other than the principal executive officer and principal financial officer), regardless of whether the executive officer is serving at the end of the public company’s taxable year and regardless of whether the executive officer’s compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules. In addition, once an individual becomes a covered employee for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including following any termination of
employment. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our Named Executive Officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
In addition to considering the income tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with stock awards, in determining the size and form of different stock awards.
2026 PROXY STATEMENT  |  47

2025 Summary Compensation Table
The following table shows for the fiscal years ended December 31, 2025, December 31, 2024, and December 31, 2023, compensation awarded to or paid to, or earned by, our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Charles Compton(4) CEO and Director	2025	438,782	—	6,313,831	—	—	45,719	6,798,332
Artur Bergman(5)	2025	500,000(5)	—	4,215,606(6)	—	—	—	4,715,606
Chief Technology Officer and Director	2024	500,000	—	4,035,170	—	—	28	4,535,198
	2023	500,000	—	5,269,622	6,619,695	—	26	12,389,343
Richard Wong(7) Chief Financial Officer	2025	180,682	—	8,442,594	—	—	3,607	8,626,883
Scott Lovett(8) President, Go to Market	2025	450,000	—	5,449,308	—	606,584	2,000	6,507,892
	2024	262,500	—	8,742,507	—	236,583	2,105	9,243,695
Todd Nightingale(9) Former CEO and Director	2025	300,000	—	6,070,684	—	—	2,000	6,372,684
	2024	600,000	—	6,862,414	—	—	2,180	7,464,594
	2023	600,000	—	8,978,088	—	586,200	1,180	10,165,468
Ronald Kisling(10) Former Chief Financial Officer	2025	411,154	—	2,331,251	—	—	570,605	3,313,011
	2024	600,000	—	2,654,968	—	—	2,180	3,257,148
	2023	600,000	—	4,016,131	—	—	1,180	4,617,311
(1)
Amounts shown in this column do not reflect dollar amounts actually received by our Named Executive Officers. Instead, in accordance with SEC rules, these amounts reflect the aggregate grant date fair value of RSUs and PSUs granted, and the incremental fair value of RSUs and PSUs modified, in each case, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to our Consolidated Financial Statements and included in our Annual Report, filed with the SEC on February 25, 2026. The value of the Financial PSU awards granted in 2025 on the grant date, assuming the highest level of performance would have been achieved, is $674,750 and $2,038,745 for Mr. Compton’s PSU awards granted in his role as Chief Product Officer and CEO, respectively, $1,303,117 for Mr. Bergman, $843,442, $291,238, and $2,912,488 for Mr. Lovett’s PSU awards granted in his role as Chief Revenue Officer and the two PSU awards granted in his role as President, Go to Market, respectively, $2,474,147 for Mr. Nightingale, and $702,872 for Mr. Kisling, which is based on maximum vesting of the 2025 PSU awards multiplied by the closing price of our common stock on the grant date. The Kisling Separation Agreement also modified certain outstanding RSUs and PSUs, including Financial PSUs and Stock Price Hurdle PSUs (as defined in footnote 15 to the Outstanding Equity Awards as of Fiscal Year-End Table); however, because the incremental fair value of those modifications was negative under ASC 718, they are treated as $0 and no amounts are reported in this table for those awards in accordance with SEC rules.

(2)	Amounts reported in this column for 2025 represent commissions for Mr. Lovett. See “Compensation Discussion and Analysis—Principal Elements of Compensation—Commission Plan.”
(3)
The amounts included in this column include, for (i) Mr. Compton, $20,000 for reimbursement for legal fees as set forth in his offer letter dated June 13, 2025 as included as Exhibit 10.1 in the Form 8-K filed with the SEC on June 13, 2025 and $20,634, the tax gross-up associated with the aforementioned legal fees, $3,085 paid by us for spousal travel for a business trip, and $2,000 in 401(k) plan contributions; (ii) Mr. Kisling, $568,605 in severance payments to Mr. Kisling pursuant to the Kisling Separation Agreement, which is comprised of $562,500 cash severance and $6,105 COBRA reimbursement, and $2,000 in 401(k) plan contributions; (iii) Mr. Wong, $1,607 in tax gross-ups associated with reimbursement of legal fees in connection with his hiring and $2,000 in 401(k) plan contributions, and (iv) Messrs. Lovett and Nightingale, $2,000 in 401(k) contributions.

(4)
Mr. Compton served as our Chief Product Officer until June 16, 2025, at which time he was appointed as our CEO. The amount reported in this row reflects the totals earned by Mr. Compton in each of these capacities during fiscal year 2025.

(5)
Amount reported reflects Mr. Bergman’s annual base salary. In 2025, Mr. Bergman was eligible to reduce his base salary to a lesser amount (in no event lower than the applicable minimum wage) and receive reimbursement for private aircraft usage for his business travel and an RSU award with a total value not to exceed the amount of such reduction. Mr. Bergman elected to reduce his base salary to the applicable minimum wage in exchange for eligibility for reimbursement of private aircraft usage for his business travel and RSUs granted in lieu of base salary in an equal portion. The aggregate grant date fair value of RSU awards granted to him pursuant to his election to receive RSUs in lieu of salary was $228,332.

(6)
Amounts reported in this column include $6,574 which represents the difference between the intended value of Mr. Bergman’s RSUs granted in lieu of base salary pursuant to the salary election described in footnote 5 above and the grant date fair value of such award.

(7)
On August 7, 2025, Mr. Wong was appointed as Senior Advisor to the CEO, and effective as of August 11, 2025, as our Chief Financial Officer. The amount in the Salary column reflects his salary earned for the partial year of service.

(8)
Mr. Lovett served as our Chief Revenue Officer until August 6, 2025, at which time he was promoted to President, Go to Market. The amount reported in this row reflects the totals earned by Mr. Lovett in each of these capacities during fiscal year 2025.

(9)
On June 12, 2025, Mr. Nightingale notified the Company of his decision to resign as Chief Executive Officer, effective June 16, 2025, and the amount in the Salary column reflects his salary earned for the partial year of service. The amount in the Stock Awards column includes the value of Mr. Nightingale’s Financial PSU and rTSR PSU awards on the grant date as further described in footnote 1 to this table. Mr. Nightingale forfeited all of his Financial PSU and rTSR PSU awards because of his resignation.

(10)
Mr. Kisling ceased serving as our Chief Financial Officer on August 11, 2025. The amount in the Salary column reflects his salary earned for the partial year of service. The amount in the Stock Awards column includes the grant date fair value of Mr. Kisling’s RSUs, Financial PSU, and rTSR PSU awards on the grant date as further described in footnote 1 to this table. The amount of Mr. Kisling’s RSU, Financial PSU, rTSR PSU, and Stock Price Hurdle PSU awards were adjusted pursuant to the Kisling Separation Agreement, and Mr. Kisling earned a portion of his 2025 Financial PSU awards in February 2026. He remains eligible to receive a portion of the rTSR PSU and Stock Price Hurdle awards. As described in footnote 1 to this table, the incremental fair value of modifications to Mr. Kisling’s RSUs, Financial PSUs, and Stock Price Hurdle PSUs were negative under ASC 718 and are not reported in the Stock Awards column.

48  |  2026 PROXY STATEMENT

2025 Grants of Plan-Based Awards Table
The following table shows each non-equity incentive plan award and each equity award granted to our Named Executive Officers during or in respect of fiscal year 2025.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Threshold (#/$)	Target (#/$)	Maximum (#/$)
Charles Compton	02/26/2025	—	10,741	64,446(3)	96,669	—	449,833
	02/26/2025	—	$15,160	$90,960(4)	$136,440	—	90,960
	02/26/2025	—	—	—	—	150,375(5)	1,049,618
	08/10/2025	—	32,407	194,444(3)	291,666	—	1,359,164
	08/10/2025	—	41,666	83,333(6)	249,999	—	1,149,995
	08/10/2025	—	$45,433	$272,600(4)	$408,900	—	272,600
	08/10/2025	—	—	—	—	277,777(7)	1,941,661
Artur Bergman	02/11/2025	—	—	—	—	22,697(8)	228,332
	02/26/2025	—	20,743	124,462(3)	186,693	—	868,745
	02/26/2025	—	37,338	74,677(6)	224,031	—	1,090,284
	02/26/2025	—	$27,500	$165,000(4)	$247,500	—	165,000
	02/26/2025	—	—	—	—	298,711(5)	2,085,003
Richard Wong	08/01/2025	—	$20,569	$123,417(4)	$185,126	—	123,417
	09/03/2025	—	—	—	—	1,130,323(9)	8,319,177
Scott Lovett		450,000	—	—	—	—	—
	02/26/2025	—	13,426	80,558(3)	120,837	—	562,295
	02/26/2025	—	24,168	48,335(6)	145,005	—	705,691
	02/26/2025	—	—	—	—	193,340(5)	1,349,513
	08/10/2025	—	4,629	27,777(3)	41,665	—	194,161
	08/10/2025	—	46,296	277,777(3)	416,665	—	1,941,661
	08/10/2025	—	8,333	16,666(6)	49,998	—	229,991
	08/10/2025	—	—	—	—	66,666(7)	465,995
Todd Nightingale	02/26/2025	—	$99,999	$600,000(4)	$900,000	—	600,000
	03/06/2025	—	42,293	253,759(3)	380,638	—	1,649,434
	03/06/2025	—	54,377	108,754(6)	326,262	—	1,464,916
	03/06/2025	—	—	—	—	362,513(5)	2,356,335
Ronald Kisling	02/26/2025	—	11,189	67,132(3)	100,698	—	468,581
	02/26/2025	—	20,139	40,279(6)	120,837	—	588,073
	02/26/2025	—	$25,000	$150,000(4)	$225,000	—	150,000
	02/26/2025	—	—	—	—	161,117(5)	1,124,597
	08/01/2025	—	—	—	—	11,597(10)	0
	08/01/2025	—	—	—	—	13,426(10)	0
	08/01/2025	—	—	—	—	7,492(10)	0
	08/01/2025	—	—	—	115,000(11)	—	0
	08/01/2025	—	5,594	33,566	50,349(12)	—	0
(1)
Amounts shown in this column represent the cash commission awards provided for Mr. Lovett pursuant to our Commission Plan. The Commission Plan does not provide for a threshold or maximum amount to Mr. Lovett. See “2025 Summary Compensation Table” above for amounts achieved under the Commission Plan.

(2)
Our 2025 Bonus Program provided for payment of bonuses based on our achievement of the 2025 Objectives with amounts earned by the Named Executive Officers to be paid in the form of fully vested RSUs. For Messrs. Compton, Bergman, Wong, Nightingale, and Kisling, the amounts shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of this table include the applicable dollar

2026 PROXY STATEMENT  |  49

values of the bonus award, which was converted to a number of fully vested RSUs that were issued with respect to the bonuses earned under our 2025 Bonus Program (as determined by dividing the applicable dollar value of the bonus earned by the closing price of our common stock on February 20, 2026, of $18.08, rounded down to the nearest whole RSU. Additional information on the payment of the 2025 Bonus Program bonuses is set out in footnote 1 to the Summary Compensation Table and footnote 4 to this table.
(3)
These awards were granted by our Compensation Committee in February, March, and August 2025 and may be earned from 0% to 150% based on the achievement of certain pre-established performance goals during fiscal year 2025. Once earned, this award would be subject to time-based vesting, with 33% of the earned shares vesting on February 28, 2026, and 8.375% quarterly thereafter on May 28, August 28, November 28, and February 28, subject to the grantee continuing to provide services to us through each vesting date. 135.4% of the pre-established performance goals were met, and the grantees were eligible to receive 135.4% of the target number of shares.

(4)
Amounts in this row reflect the threshold, target and maximum bonus dollar amounts payable in the form of fully vested RSUs granted under the 2025 Bonus Program, as further explained in footnote 2 to this table and in footnote 1 to the Summary Compensation Table.

(5)
Consists of time-based vesting RSUs, which vested as to 1/12th of the shares on May 15, 2025, and are eligible to vest through the third anniversary of the vesting commencement date, subject to the grantee’s continuous service through each vesting date.

(6)
These awards were granted by our Compensation Committee in February, March, and August 2025 and may be earned from 0% to 300% based on our total shareholder return relative to the total shareholder return that comprise the Russell 2000 Index at the end of the performance period, which is the earlier of February 26, 2028 and a change in control.

(7)
Consists of time-based vesting RSUs, which vested as to 1/12th of the shares on August 15, 2025, and are eligible to vest through the third anniversary of the vesting commencement date, subject to the grantee’s continuous service through each vesting date.

(8)	RSUs granted as part of base salary reduction.
(9)
Consists of time-based vesting RSUs, granted in connection with the appointment of Mr. Wong, which will vest as to 1/4th of the shares on August 15, 2026, and vest as to the remainder of the shares in 12 equal quarterly installments thereafter, subject to Mr. Wong’s continuous service through each such date.

(10)
These represent RSUs that were modified in connection with the Kisling Separation Agreement. As described in footnotes 1 and 10 to the Summary Compensation Table above, the incremental fair value of those modifications was negative under ASC 718, and they are reported as $0.

(11)
These represent Stock Price Hurdle PSUs that were modified in connection with the Kisling Separation Agreement. As described in footnotes 1 and 10 to the Summary Compensation Table above, the incremental fair value of those modifications was negative under ASC 718, and they are reported as $0.

(12)
These represent Financial PSUs that were modified in connection with the Kisling Separation Agreement. As described in footnotes 1 and 10 to the Summary Compensation Table above, the incremental fair value of those modifications was negative under ASC 718, and they are reported as $0.

50  |  2026 PROXY STATEMENT

2025 Outstanding Equity Awards as of Fiscal Year-End Table
The following table shows, certain information regarding outstanding equity awards held at December 31, 2025, by our Named Executive Officers:

	Option Awards(1)						Stock Awards(1)
							Restricted Stock Units		Performance-Based Restricted Stock Units
	Vesting Commencement Date	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Charles Compton	01/15/2024	2/20/2024	—	—	—	—	111,474(4)	1,134,805	—	—
	02/15/2025	2/26/2025	—	—	—	—	112,782(5)	1,148,121	—	—
	—	2/26/2025	—	—	—	—	87,259(6)	888,297	—	—
	06/16/2025	8/10/2025	—	—	—	—	231,481(7)	2,356,477	—	—
	—	8/10/2025	—	—	—	—	263,277(6)	2,680,160	—	—
	02/26/2025	8/10/2025	—	—	—	—	—	—	249,999(8)	2,544,990
Artur Bergman	11/2/2023	11/2/2023	—	—	—	—	150,584(9)	1,532,945	—	—
	11/2/2023	11/2/2023	338,814(10)	263,524	16.47	11/1/2033	—	—	—	—
	2/15/2024	3/15/2024	—	—	—	—	120,943(11)	1,231,200	—	—
	—	3/15/2024	—	—	—	—	9,645(12)	98,186	—	—
	02/15/2025	2/26/2025	—	—	—	—	224,034(5)	2,280,666	—	—
	—	2/26/2025	—	—	—	—	168,521(6)	1,715,544	—	—
	02/26/2025	2/26/2025	—	—	—	—	—	—	224,031(8)	2,280,636
Richard Wong	08/11/2025	9/03/2025	—	—	—	—	1,130,323(13)	11,506,688	—	—
Scott Lovett	6/15/2024	7/10/2024	—	—	—	—	766,350(14)	7,801,443	—	—
	02/15/2025	2/26/2025	—	—	—	—	145,005(5)	1,476,151	—	—
	—	2/26/2025	—	—	—	—	109,075(6)	1,110,384	—	—
	02/26/2025	2/26/2025	—	—	—	—	—	—	145,005(8)	1,476,151
	06/16/2025	8/10/2025	—	—	—	—	55,555(7)	565,550	—	—
	—	8/10/2025	—	—	—	—	37,610(6)	382,870	—	—
	—	8/10/2025	—	—	—	—	376,110(6)	3,828,800	—	—
	02/26/2025	2/26/2025	—	—	—	—	—	—	49,998(8)	508,980
Ronald Kisling(16)	9/1/2022	9/20/2022	—	—	—	—	—	—	115,000(15)	1,170,700
	—	2/26/2025	—	—	—	—	45,448(17)	462,661	—	—
	02/26/2025	2/26/2025	—	—	—	—	—	—	62,568(8)	636,942

(1)
The unvested shares subject to these awards may be subject to accelerated vesting upon a qualifying termination of employment, see “Employment Arrangements.” All option awards and stock awards were granted under our 2019 Plan.

(2)	Represent RSUs granted under our 2019 Plan.
(3)
The market values of the RSU and PSU awards that have not vested are calculated by multiplying the number of shares underlying the award by $10.18, the closing price of our common stock on December 31, 2025 (the last trading day of our fiscal year).

(4)	1/3rd of the shares subject to this RSU award vested on January 15, 2025 and 1/12th vest quarterly thereafter, subject to continuous service through each such date.
(5)	1/12th of the shares subject to this RSU award vested on May 15, 2025 and 1/12th vest quarterly thereafter, subject to continuous service through each such date.
(6)
1/3rd of the total shares subject to this Financial PSU award vested subject to the achievement of pre-established performance goals during fiscal year 2025 on February 28, 2026 and 8.375% vest quarterly thereafter, subject to continuous service through each such date.

(7)	1/12th of the shares subject to this RSU award vested on August 15, 2025 and 1/12th vest quarterly thereafter, subject to continuous service through each such date.
(8)
The rTSR PSUs are subject to rTSR performance conditions. The number of shares eligible to be earned is determined by the Company’s TSR relative to the companies comprising the Russell 2000 Index over a three-year performance period. Payouts are determined based on an “Achievement Factor” ranging from 0.5 to 3.0, with the maximum payout being equal to 300% of target for performance at or above the 90th percentile as described in “Executive Compensation – Compensation Discussion and Analysis.” Because our rTSR performance through December 31, 2025 exceeded target performance, these awards are reported at the maximum payout level. The ultimate payout will be based on actual performance at the conclusion of the performance period.

2026 PROXY STATEMENT  |  51

(9)	1/16th of the total shares subject to this RSU award vested on February 15, 2024 and 1/16th vest quarterly thereafter, subject to continuous service through each such date.
(10)	1/16th of the shares subject to this option award vested on November 15, 2023 and 1/16th vest quarterly thereafter, subject to continuous service through each such date.
(11)	1/16th of the total shares subject to this RSU award vested on May 15, 2024 and 1/16th vest quarterly thereafter, subject to continuous service through each such date.
(12)
1/3rd of the total shares subject to this PSU award vested subject to the achievement of pre-established performance goals during fiscal year 2024 on February 26, 2025 and 8.375% vest quarterly thereafter, subject to continuous service through each such date.

(13)	1/4th of the total shares subject to this RSU award will vest on August 15, 2026, and 1/16th quarterly thereafter, subject to continuous service through each such date.
(14)	1/4th of the total shares subject to this RSU award vested June 15, 2025, and 1/16th quarterly thereafter, subject to continuous service through each such date.
(15)
These PSUs (the “Stock Price Hurdle PSUs”) were originally divided into four pre-established performance-based vesting tranches that may be earned over a period of approximately five years, subject to continuous service through the applicable earliest vest date and achievement of the applicable stock price hurdles as set forth in the table below. Pursuant to the Kisling Separation Agreement, Mr. Kisling remains eligible to earn certain shares in Tranches 2 and 3 of the award until the first anniversary of the Separation Date (as defined in the Kisling Separation Agreement), which is September 15, 2026.

Tranche	Stock Price Hurdle*	Earliest Vest Date**	Percentage of Performance-Based Award
1***	$17.25	November 15, 2023	25%
2	$23.00	November 15, 2024	25%
3	$34.50	November 15, 2025	25%
4	$46.00	November 15, 2026	25%
*
For purposes of this PSU Award, a Stock Price Hurdle will be achieved when the average closing price of the Company’s common stock during a period of 60 consecutive trading days equals or exceeds the applicable Stock Price Hurdle.

**	A “quarterly vesting date” means each of November 15th, February 15th, May 15th, and August 15th.
***
Tranche 1 of this PSU award achieved its stock price hurdle of $17.25 on August 17, 2023, and therefore, 1/4th of the total shares subject to this PSU award (or 100% of Tranche 1) vested on November 15, 2023.

(16)	The amounts reported in these rows reflect adjustments made to Mr. Kisling’s unvested equity awards pursuant to the terms of the Kisling Separation Agreement.
(17)
100% of the total shares subject to this Financial PSU award vested subject to the achievement of pre-established performance goals during fiscal year 2025 on February 28, 2026 as set forth in the Kisling Separation Agreement.

2025 Options Exercised and Stock Vested Table
The following table provides information on shares acquired on the vesting of stock awards by our Named Executive Officers during fiscal year 2025. No stock options were exercised by our Named Executive Officers during 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles Compton	246,805	2,074,675
Artur Bergman	247,454	2,066,333
Richard Wong	—	—
Scott Lovett	519,254	4,188,123
Todd Nightingale	321,239	2,501,816
Ronald Kisling	351,123	2,794,938
Employment Arrangements
We have employment agreements with each of our Named Executive Officers. The agreements generally provide for at-will employment or service and set forth the executive officer’s initial base salary, initial equity grant amount, eligibility for employee benefits, and in some cases severance payments and benefits upon a qualifying termination of employment. In addition, we have adopted the Executive Plan and the 2022 Plan applicable to our Named Executive Officers and other key employees, excluding Mr. Bergman.
Charles Compton
In June 2025, we entered into a letter agreement (the “Compton Employment Agreement”) with Mr. Compton, our CEO, setting forth certain terms of his employment with the Company, including his initial base salary of $500,000, a bonus opportunity of $500,000 under the 2025 Bonus Program (as pro-rated for his start date as CEO), eligibility for reimbursement of reasonable legal fees of up to
52  |  2026 PROXY STATEMENT

$20,000 in connection with his appointment as CEO, and his initial equity grants with a total value of $5,000,000, which was converted into a number of shares based on $9.00. Under the Executive Plan, as modified by the Compton Employment Agreement, if Mr. Compton is terminated other than for cause, or he resigns for good reason, at any time during the period from three months before until 18 months following a change in control of the Company (the “change in control period”), he will be eligible to receive the following severance benefits (less applicable tax withholding): (i) a lump sum cash amount equal to 24 months of his then-current annual base salary, (ii) a lump sum cash amount equal to his target annual bonus opportunity, (iii) continuation of health plan benefits for him and his eligible dependents at no cost under COBRA for up to 24 months, (iv) 100% of his then outstanding and unvested equity awards that are subject to time-based vesting will fully vest and, as applicable, be exercisable, and (v) his then outstanding and unvested equity awards that are subject to performance-based vesting will be treated as set forth in the applicable award agreement. Further, under Executive Plan, as modified by the Compton Employment Agreement, if Mr. Compton is terminated other than for cause, or he resigns for good reason, at any time other than the change in control period, he will be eligible to receive the following severance benefits (less applicable tax withholding): (i) a lump sum cash amount equal to 18 months of his then-current annual base salary, (ii) a lump sum cash amount equal to .75 times his target annual bonus opportunity, (iii) continuation of health plan benefits for him and his eligible dependents at no cost under COBRA for up to 18 months, (iv) 12 months of his then outstanding and unvested equity awards that are subject to time-based vesting will vest and, as applicable, be exercisable, and (v) his outstanding and unvested equity awards that are subject to performance-based vesting will vest and, as applicable, be exercisable, as to the number of shares subject to such performance award that would have vested if he had completed an additional 12 months of employment following the date of termination, on a prorated basis and based on actual level of achievement as of the date on which the termination occurred.
Artur Bergman
In May 2019, we entered into a letter agreement for continued employment with Mr. Bergman, our Chief Executive Officer at the time, and in February 2020, we entered into an amended letter agreement for continued employment with Mr. Bergman. Mr. Bergman’s annual base salary as of February 2020 was $35,568. In each of 2021 and 2022, Mr. Bergman’s base salary was $500,000, subject to reduction for Bergman Annual RSUs, as described immediately below, and in 2020, he was paid a bonus in the amount of $36. On or before the last day of November of each year, Mr. Bergman may make an irrevocable election to reduce his base salary for the following year (but in any case no lower than the applicable minimum wage), and instead receive RSUs covering shares of our common stock with a value based on the amount of such reduction (each, a “Bergman Annual RSU”). Any Bergman Annual RSU will be granted in February of the applicable year and the number of RSUs subject to each Bergman Annual RSU will be based on the average trading price of our common stock in January of that year. Each Bergman Annual RSU will vest in four equal quarterly installments following the date of grant commencing on February 15th and quarterly thereafter (May, August, and November), in each case subject to Mr. Bergman’s continued service with us.
On November 2, 2023, we entered into an amended letter agreement with Mr. Bergman whereby effective January 1, 2024, Mr. Bergman’s base salary would be $500,000, with an annual target bonus of $165,000. On or before the last day of November of each year, Mr. Bergman may make an irrevocable election to reduce his base salary for the following calendar year (but in any case no lower than the applicable minimum wage) and instead receive (i) RSUs covering shares of our common stock (each, a “Modified Bergman Annual RSU”) and (ii) reimbursement for private aircraft usage for his business travel in accordance with our charter aircraft use policy (any unused portion of which will be forfeited at the end of the year), in either case with a value based on the amount of such reduction. Any such Modified Bergman Annual RSU will be granted in February of the applicable year (on or prior to February 15th) and the number of RSUs subject to each Modified Bergman Annual RSU will vest in four equal quarterly installments on or following the date of grant commencing on February 15th and quarterly thereafter (May, August, and November), in each case subject to Mr. Bergman’s continued service with us. Pursuant to the November 2, 2023 amended letter agreement, we also granted Mr. Bergman (i) an RSU award covering 301,169 shares of common stock, pursuant to which 1/16th of the shares shall vest quarterly over four years commencing on February 15, 2024, subject to Mr. Bergman’s continued service through each applicable vesting date, and (ii) a nonstatutory stock option to purchase 602,338 shares of common stock at an exercise price of $16.47, pursuant to which 1/16th of the shares shall vest quarterly over four years commencing on November 15, 2023, subject to Mr. Bergman’s continued service with us. Pursuant to the November 2, 2023 amended letter agreement, Mr. Bergman is also eligible to receive an annual equity refresh. Prior to the grant, Mr. Bergman may make an election to receive equity in the form of (i) a stock option grant and (ii) RSUs (which may include time-based and performance-based vesting) on the same terms as generally applicable to other senior Company executives for such year.
2026 PROXY STATEMENT  |  53

Under Mr. Bergman’s letter agreement, if Mr. Bergman’s employment is terminated without cause or he terminates his employment for good reason, on or within three months prior to or 18 months following a change in control of the Company, Mr. Bergman is entitled to the following severance payments and benefits, provided that he signs and allows to become effective a general release of all claims: (i) a lump sum payment equal to 24 months of his base salary and target bonus (if any, for the year in which the separation of service occurred), (ii) a lump sum payment equal to his target bonus for the calendar year in which separation of service occurred (if any), prorated based upon the number of days Mr. Bergman provides services for the Company during the year of the separation of service date, (iii) continuation of health insurance benefits under COBRA for up to 18 months, and (iv) all unvested shares subject to his outstanding equity awards with a time-based vesting schedule shall vest in full as of his termination date, and the treatment of any performance-based awards shall be treated as set forth in the award agreement governing the applicable performance award.
In addition, if Mr. Bergman’s employment is terminated without cause or he terminates his employment for good reason, at any other time other than during the change of control period, Mr. Bergman is entitled to the following severance payments and benefits, provided that he signs and allows to become effective a general release of all claims: (i) a lump sum payment equal to 18 months of his base salary and target bonus (if any, for the year in which the separation of service occurred), (ii) continuation of health insurance benefits for 18 months, and (iii) the equity awards that are subject to time-based vesting that are outstanding as of the date of the separation from service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such equity award that would have vested if Mr. Bergman had completed an additional 12 months of employment following the date on which the separation from service occurred and equity awards that are subject to performance-based vesting that are outstanding as of the date of the separation from service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such equity award that would have vested if he had completed an additional 12 months employment following the date on which the separation from service occurred, on a prorated basis and based on Mr. Bergman’s actual level of achievement of the performance goals applicable to the equity award as of the date on which his separation from service occurred.
Richard Wong
In August 2025, we entered into a letter agreement (the “Wong Employment Agreement”) with Mr. Wong, our Chief Financial Officer, setting forth certain terms of his employment with the Company, including his initial base salary of $450,000, a bonus opportunity of 70% of his base salary under the 2025 Bonus Program (as pro-rated for his start date as Chief Financial Officer), and eligibility for reimbursement of reasonable legal fees of up to $20,000 in connection with his appointment as Chief Financial Officer. In September 2025, we awarded Mr. Wong an award of RSUs covering shares of the Company’s common stock with a target value of $8.0 million, which was converted into a number of RSUs based on the average closing trading price of our common stock during August 2025. This grant vests as to 25% of the grant on August 15, 2026, and in equal quarterly installments thereafter, subject to his continued service with the Company through each date.
Scott Lovett
In May 2024, we entered into an offer letter agreement with Mr. Lovett for his role as our Chief Revenue Officer. Mr. Lovett’s annual base salary as of June 3, 2024 was $450,000. In July 2024, we awarded Mr. Lovett an award of RSUs covering shares of the Company’s common stock with a target value of $9,000,000, which was converted into a number of shares based on the average closing trading price of our common stock during June 2024. This grant vests as to 25% of the grant on June 15, 2025, and in equal quarterly installments thereafter, subject to his continued service with the Company through each date.
In August 2025, we entered into an offer letter agreement with Mr. Lovett in connection with his promotion as our President, Go to Market. Mr. Lovett’s base salary as of August 6, 2025 was $450,000. In August 2025, we awarded Mr. Lovett equity grants with the total value of $3,500,000, which was converted into a number of shares based on $9.00.
Todd Nightingale
Effective June 16, 2025, Mr. Nightingale resigned from his position as Chief Executive Officer. Mr. Nightingale was subject to the Executive Plan as modified by the letter agreement entered into August 2022 (the “Nightingale Employment Agreement”), but he did not receive any severance payments or benefits in connection with his resignation.
Ronald Kisling
In August 2025, we entered into a Transition and Separation Agreement (as amended on February 23, 2026, the “Kisling Separation Agreement”) with Mr. Kisling, our former Chief Financial Officer. Pursuant to the Kisling Separation Agreement, Mr. Kisling was terminated without cause and ceased serving as our Chief Financial Officer effective August 11, 2025 (the “CFO Transition Date”). Following the CFO Transition Date, Mr. Kisling remained employed by the Company
54  |  2026 PROXY STATEMENT

in an advisory capacity to facilitate the transition of his responsibilities to his successor until September 15, 2025 (the “Separation Date”). During the Transition Period, Mr. Kisling continued to receive his annual base salary, and his outstanding equity awards continued to vest in accordance with their terms. Pursuant to the Kisling Separation Agreement and consistent with a Regular Termination under the Executive Plan to which Mr. Kisling was subject, Mr. Kisling received a lump sum payment equal to (i) nine months of his base salary and (ii) 75% of his target annual bonus for fiscal year 2025 (totaling $562,500), subject to Mr. Kisling’s execution and non-revocation of a supplemental release of claims. Also consistent with the Executive Plan, effective as of the Separation Date, the vesting of Mr. Kisling’s outstanding unvested time-based RSUs and performance-based PSUs for which performance-vesting conditions had already been satisfied was accelerated as if he had remained an employee for an additional 12 months after the Separation Date. In addition, the Kisling Separation Agreement provides that Mr. Kisling also remains eligible to receive certain PSUs for which performance-based vesting had not already been achieved as set forth in the Kisling Separation Agreement. Specifically, tranches 2 and 3 of the PSU award subject to stock price hurdles granted to Mr. Kisling in September 2022 remain outstanding and eligible to vest through the first anniversary of the Separation Date. In addition, pursuant to the original terms of the rTSR PSU award, Mr. Kisling remains eligible to earn up to 20,856 of the rTSR PSUs granted in 2025 based on actual performance at the end of the 3-year performance period. Finally, subject to the adjustment outlined in the Kisling Separation Agreement and the Company’s achievement of the 2025 Objectives, Mr. Kisling earned 45,448 fully vested Financial PSUs as described in the “Performance-Based PSU Grants – Financial PSUs” chart above. In 2026, the Kisling Separation Agreement was amended to provide Mr. Kisling with a lump-sum cash payment of $11,107.62 to cover estimated taxes related to COBRA premium reimbursements.
Other Named Executive Officers
We have adopted the (i) Executive Plan for the benefit of certain executive officers (including Mr. Compton and other key employees) and (ii) 2022 Plan for the benefit of Messrs. Wong, Lovett, and other key employees. As described in the “Executive Change in Control and Severance Plan” section above, Mr. Bergman is not subject to either the Executive Plan or the 2022 Plan. While the terms and conditions of the Executive Plan govern Mr. Compton’s eligibility for and entitlement to severance benefits, the potential amount of severance benefits Mr. Compton would receive are modified as set forth under the Compton Employment Agreement, as described above. Under their respective Severance Plans (as defined in the “Executive Change in Control and Severance Plan” section above), if we terminate the employment of Mr. Wong or Mr. Lovett other than for cause, or they resign for good reason, in each case, during the change in control period, Mr. Wong or Mr. Lovett, as applicable, will be eligible to receive the following severance payments and benefits (less applicable tax withholdings): (i) a lump sum cash amount equal to 12 months of their then-current annual base salary, (ii) a lump sum cash amount equal to their target annual bonus opportunity, (iii) continuation of health plan benefits for them and their eligible dependents at no cost under COBRA for up to 12 months, (iv) 100% of their then outstanding and unvested equity awards that are subject to time-based vesting will fully vest and, as applicable, be exercisable, and (v) their then outstanding and unvested equity awards that are subject to performance-based vesting will be treated as set forth in the applicable award agreement.
Further, under the 2022 Plan, if Mr. Wong or Mr. Lovett is terminated other than for cause, or they resign for good reason, at any time other than during the change in control period, they will be eligible to receive the following severance benefits (less applicable tax withholding): (i) a lump sum cash amount equal to nine months of their then-current annual base salary, (ii) continuation of health plan benefits for them and their eligible dependents at no cost under COBRA for up to nine months, (iii) nine months of their then outstanding and unvested equity awards that are subject to time-based vesting will vest and, as applicable, be exercisable, and (iv) their outstanding and unvested equity awards that are subject to performance-based vesting will vest and, as applicable, be exercisable, as to the number of shares subject to such performance award that would have vested if they had completed an additional nine months of employment following the date of termination, on a prorated basis and based on actual level of achievement as of the date on which the termination occurred.
To receive the severance payments and benefits above upon a qualifying termination of employment, Mr. Compton, Mr. Wong, or Mr. Lovett, as applicable, must sign and not revoke a general release of claims in our favor by the deadline set forth in the applicable Severance Plan. If any of the payments provided for under the applicable Severance Plan or otherwise payable to Mr. Compton, Mr. Wong, or Mr. Lovett would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax under Section 4999 of the Code, then they will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the
2026 PROXY STATEMENT  |  55

greater amount of after-tax benefits to them. Neither Severance Plan requires us to provide any tax gross-up payments to Mr. Compton, Mr. Wong, Mr. Lovett, or any other participant.
Each Severance Plan will remain in effect until it is terminated by the Company, except if the Severance
Plan is in effect when a change in control occurs, then each Severance Plan, as applicable, will remain in effect until the change in control period expires and any benefits payable in respect thereof have been paid.
Potential Payments on Termination or Change of Control
The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the Named Executive Officers serving as of the end of the fiscal year ending December 31, 2025. Unless otherwise stated, the payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of our fiscal year ending December 31, 2025 using the closing market price per share of our common stock on the last trading day on or preceding that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits. For payments that may be provided to Mr. Kisling, please see “Employment Arrangements—Ronald Kisling.” Mr. Nightingale is not eligible to receive any payments given his resignation.

Named Executive Officer	Involuntary Termination of Employment Without Cause ($)	Involuntary Termination of Employment or Voluntary Resignation for Good Reason Within 12 Months Following a Change of Control ($)
Charles Compton
Severance Payment	1,125,000	1,500,000
Equity Acceleration(1)	4,434,876(2)	8,207,859(3)
Company-paid premiums	50,552	67,403
Total	5,610,429	9,775,262
Artur Bergman
Severance Payment	249,728	442,970
Equity Acceleration(1)	2,455,828(2)	5,200,985(3)
Company-paid premiums	64,939	64,939
Total	2,770,494	5,708,894
Richard Wong
Severance Payment	337,500	765,000
Equity Acceleration(1)	2,876,664(4)	11,506,688(3)
Company-paid premiums	32,560	43,414
Total	3,246,725	12,315,102
Scott Lovett
Severance Payment	337,500	450,000
Equity Acceleration(1)	5,649,890(4)	15,165,197(3)
Company-paid premiums	32,104	42,805
Total	6,019,494	15,658,002
(1)
Represents the market value of the shares underlying the stock options and RSUs as of December 31, 2025, based on the closing price of our common stock, as reported on Nasdaq, of $10.18 per share on December 31, 2025, the last trading day in 2025 minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration.

(2)
Represents 12 months of accelerated vesting of the total number of shares underlying outstanding and unvested time-based equity awards. For equity awards subject to performance conditions, the performance conditions have been deemed satisfied based on actual achievement.

(3)
Represents 100% accelerated vesting of the total number of shares underlying outstanding and unvested time-based equity awards. For equity awards subject to performance conditions, the performance conditions have been deemed satisfied based on actual achievement.

(4)
Represents nine months of accelerated vesting of the total number of shares underlying outstanding and unvested time-based equity awards. For equity awards subject to performance conditions, the performance conditions have been deemed satisfied based on actual achievement.

56  |  2026 PROXY STATEMENT

Pay vs. Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance measures of the Company. In accordance with applicable SEC rules, the adjustments described and quantified below were made to the values reported in the Summary Compensation table for each applicable year to determine the “actual” compensation paid to our Principal Executive Officers (“PEOs”) and the average “actual” compensation paid to our other Named Executive Officers (or “NEOs”). For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
The following table summarizes compensation values reported in the Summary Compensation Table for our PEO and the average for our other NEOs, as compared to “compensation actually paid” or “CAP” and the Company’s financial performance for the years ended December 31, 2025, 2024, 2023, 2022, and 2021:

Year	Summary Compensation Table Total for Joshua Bixby(1)	Compensation Actually Paid to Joshua Bixby(1)(2)	Summary Compensation Table Total for PEO (Todd Nightingale)(1)	Compensation Actually Paid to Todd Nightingale(1)(2)	Summary Compensation Table Total for PEO (Charles Compton)(1)	Compensation Actually Paid to Charles Compton(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(3)(4)	Value of Initial Fixed $100 Investment Based On:		Net Loss (millions)	Revenue (millions)(6)
									Total Stockholder Return	Peer Group Total Stockholder Return(5)
(a)	(b)	(c)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	—	—	$6,372,684	$(23,137,805)	$6,798,332	$10,457,248	$5,790,848	$1,793,705	$11.65	$248.07	$(121.7)	$624.0
2024	—	—	$7,464,594	$(24,691,973)	—	—	$5,678,680	$726,959	$10.80	$201.18	$(158.1)	$543.7
2023	—	—	$10,165,468	$36,942,933	—	—	$6,867,702	$12,229,373	$20.37	$148.26	$(133.1)	$506.0
2022	$9,199,127	$(3,892,017)	$21,857,756	$20,179,714	—	—	$4,066,505	$(2,381,573)	$9.37	$94.80	$(190.8)	$432.7
2021	$10,151,111	$(12,802,716)	—	—	—	—	$7,088,904	$(1,602,130)	$40.57	$133.35	$(222.7)	$354.3
(1)
The dollar amounts reported in columns (b) are the amounts reported for Messrs. Bergman, Bixby, Nightingale, and Compton, respectively, for each corresponding year in the “Total” column of the Summary Compensation Table. Mr. Bixby served as our Chief Executive Officer effective February 19, 2020 through August 31, 2022. Mr. Nightingale served as our Chief Executive Officer effective September 1, 2022 through June 16, 2025. Mr. Compton has served as our Chief Executive Officer since June 16, 2025. The following individuals served as our PEOs for the following years:

2025: Todd Nightingale, Charles Compton
2024: Todd Nightingale
2023: Todd Nightingale
2022: Joshua Bixby, Todd Nightingale
2021: Joshua Bixby
(2)
The dollar amounts reported in column (c) for fiscal year 2025 represent the amount of CAP for Messrs. Nightingale and Compton, respectively as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. The Company deducted from and added to the Summary Compensation Table total compensation the following amounts to calculate compensation actually paid in accordance with Item 402(v) of Regulation S-K as disclosed in columns (c) and (e) for our PEO and Non-PEO NEOs in fiscal year 2025. As the Company’s NEOs do not participate in any defined benefit plans, no adjustments were required to amounts reported in the Summary Compensation Table totals related to the value of benefits under such plans. There are no material differences between the assumptions used to compute the valuation of the equity awards for calculating the compensation actually paid from the assumptions used to compute the valuation of such equity awards as of the grant date.

	2025
	Todd Nightingale	Charles Compton	Average Non-PEO NEOs
Total Compensation from Summary Compensation Table	$6,372,684	$6,798,332	$5,790,848
Adjustments for Equity Awards
Grant date values in the Summary Compensation Table	-$6,070,684	-$6,313,831	-$5,109,690
Year-end fair value of unvested awards granted in the current year	$0	$9,288,674	$7,044,387
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$0	$82,491	$79,100
Fair values at vest date for awards granted and vested in current year	$387,094	$773,249	$516,583
2026 PROXY STATEMENT  |  57

	2025
	Todd Nightingale	Charles Compton	Average Non-PEO NEOs
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	-$437,562	-$171,667	-$376,022
Forfeitures during current year equal to prior year-end fair value	-$23,389,338	$0	-$6,151,501
Dividends or dividend equivalents not otherwise included in the total compensation	$0	$0	$0
Total Adjustments for Equity Awards	-$23,439,805	$9,972,747	$1,112,547
Compensation Actually Paid (as calculated)	-$23,137,805	$10,457,248	$1,793,705
(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding our PEOs) in the “Total” column of the Summary Compensation Table Total in each applicable year. The following individuals were our Non-PEO NEOs in the respective years:

2025: Artur Bergman, Ronald Kisling, Scott Lovett, Richard Wong
2024: Artur Bergman, Ronald Kisling, and Scott Lovett
2023: Artur Bergman, Ronald Kisling, and Brett Shirk
2022: Artur Bergman, Ronald Kisling, Paul Luongo, and Brett Shirk
2021: Artur Bergman, Adriel Lares, Ronald Kisling, Paul Luongo, and Brett Shirk
(4)
The dollar amounts reported in column (e) represent the average amount of CAP to the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, adjustments were made to average total reported compensation for the Non-PEO NEOs as a group for each year to determine the CAP, using the methodology described above in Note 2.

(5)	The peer group is the following published industry index: S&P 500 Information Technology Index.
(6)
While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Revenue is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance.

58  |  2026 PROXY STATEMENT

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the CAP and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between Company total stockholder return and that of the S&P 500 Information Technology Index. As noted above, CAP for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.
CAP and Cumulative TSR / Cumulative TSR of the Peer Group

PEO and Avg. Non-PEO CAP vs. FSLY and Peer TSR
PEO CAP (Bixby)
PEO CAP (Bergman)
PEO CAP (Nightingale)
Average Non-PEO NEO CAP
PEO CAP (Compton)
Fastly TSR
Peer Group TSR
Compensation ($ in Millions)
TSR
$40
$20
$0
$-20
$-40
$250
$200
$150
$100
$50
$0
$133
$95
$148
$201
$248
$41
$9
$20
$11
$12
2021
2022
2023
2024
2025

CAP and Net Income

PEO and Avg. Non-PEO CAP vs. Net Income
PEO CAP (Bixby)
PEO CAP (Bergman)
PEO CAP (Nightingale)
Average Non-PEO NEO CAP
PEO CAP (Compton)
Net Income
Compensation ($ in Millions)
Net Income ($ in Millions)
$40
$20
$0
$-20
$-40
$0
-$50
-$100
-$150
-$200
-$250
-$222,697,000
-$190,774,000
-$133,088,000
-$158,058,000
-$121,677,000
2021
2022
2023
2024
2025

2026 PROXY STATEMENT  |  59

CAP and Revenue

PEO and Avg. Non-PEO CAP vs. Revenue

PEO CAP (Bixby)
PEO CAP (Bergman)
PEO CAP (Nightingale)
Average Non-PEO NEO CAP
PEO CAP (Compton)
Revenue
$40
$20
$0
$-20
$-40
Compensation ($ in Millions)
$800
$600
$400
$200
$0
Revenue ($ in Millions)
$354,330,000
$432,725,000
$505,988,000
$543,676,000
$624,018,000
2021
2022
2023
2024
2025

Tabular List for 2025 Fiscal Year
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The two financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
•	Revenue
•	Non-GAAP Operating Loss(1)
(1)	Please refer to Appendix A of this Proxy Statement for a reconciliation of non-GAAP financial measures to their corresponding U.S. GAAP measures.
All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
60  |  2026 PROXY STATEMENT

CEO Pay Ratio
The following table presents the median of the annual total compensation of all our employees (other than Mr. Compton and Mr. Nightingale, who each served as our CEO in 2025), the annual total compensation, annualized as described below, of Mr. Compton, our CEO on December 31, 2025, and the ratio between the annual total compensation for all our employees to Mr. Compton. These ratios are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

2025 CEO annual total compensation (Charles Compton)	$5,691,848
2025 median employee annual total compensation	$252,115
Ratio of CEO to median employee annual total compensation (Charles Compton)	22.6:1
In identifying our median employee, we chose December 31, 2025, which is the last day of our most recently completed fiscal year, as the determination date. To identify our median employee, we used a consistently applied compensation measure consisting of annual base salary pay rate, target commissions, and grant date fair value of equity awards granted, including the grant date fair value of the fully vested RSUs granted under the 2025 Bonus Program, to or earned by our employees, excluding our CEO, for the 12-month period from January 1, 2025 through December 31, 2025. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of our employees. Payments not made in U.S. dollars were converted to U.S. dollars using the applicable currency exchange rate in effect as of December 31, 2025. We did not make any cost-of-living adjustment. We did not include any independent contractors or other non-employee workers in our employee population.
Using this approach, we selected the individual at the median of our employee population, who was a full-time employee based in the United States. We then calculated annual total compensation for this employee using the same methodology we use for our Named Executive Officers as set forth in our Summary Compensation Table. With respect to the annual total compensation of Mr. Compton, our CEO on December 31, 2025, for purposes of this section, we annualized his CEO salary and the grant date fair value of the fully vested RSUs granted under the 2025 Bonus Program, assuming he served as CEO for the 12-month period from January 1, 2025 through December 31, 2025. In addition, we included the grant date fair value of the RSUs and PSUs granted to Mr. Compton in August 2025 in connection with his promotion to CEO. As such, the amount used differs from the amount reported in the “Total” column of our 2025 Summary Compensation Table.
SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as the SEC explained when it adopted these rules, in considering the pay-ratio disclosure, stockholders should keep in mind that the rules were not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather were designed to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures.
2026 PROXY STATEMENT  |  61

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows certain information with respect to all our equity compensation plans in effect as of December 31, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding stock options and restricted stock units (a)	Weighted- average exercise price of outstanding stock options (b)(3)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	16,360,883(2)	$10.44	5,790,375(4)
Equity compensation plans not approved by stockholders(5)	1,481,428	$13.76	537,982
Total	17,842,311	$10.47	6,328,357
(1)	The equity compensation plans approved by security holders are described in Note 10 to our financial statements included in our Annual Report.
(2)	Excludes 5,281,972, the maximum number of shares that could be purchased in the ongoing offering period under the ESPP as of December 31, 2025.
(3)	Excludes 16,100,027 shares issuable upon vesting of outstanding awards of restricted stock units, as such shares have no exercise price.
(4)
The reserve for shares available under our 2019 Plan automatically increases on January 1st each year, through and including January 1, 2029, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors. The reserve for shares available under the ESPP automatically increases on January 1st each year, through and including January 1, 2029, in an amount equal to the lesser of (i) 1% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year and (ii) 2,500,000 shares, or a lesser number of shares as determined by the Board of Directors. Accordingly, an additional 7,576,863 and 1,515,372 shares were added to the number of available shares under our 2019 Plan and our ESPP, respectively, effective January 1, 2026.

(5)
Includes 19,410 shares of our common stock issuable upon the exercise of options assumed in connection with our acquisition of Signal Sciences Corp., that remain outstanding under the Signal Sciences Corp. 2014 Stock Option and Grant Plan (the “Signal Sciences Plan”). The Signal Sciences Plan provides for the options to remain outstanding through the tenth anniversary of the date of grant, subject to earlier termination in the event of a termination of services with us. Also includes 1,462,018 shares of our common stock subject to outstanding restricted stock unit awards granted under our 2025 Employment Inducement Incentive Plan (the “2025 Inducement Plan”). The 2025 Inducement Plan was adopted by our Board of Directors without stockholder approval pursuant to NYSE Listing Rule 303A.08. The 2025 Inducement Plan provides for the grant of equity awards to individuals who were not previously an employee, as an inducement material to such individual’s entering into employment with the Company. As of December 31, 2025, 537,982 shares of Class A common stock remained available for future issuance under the 2025 Inducement Plan.

62  |  2026 PROXY STATEMENT

COMPENSATION OF NON-EMPLOYEE DIRECTORS
The following table shows for the fiscal year ended December 31, 2025, certain information with respect to the compensation of our non-employee directors:

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Aida Álvarez	$50,000	$199,995	$249,995
Richard Daniels	$40,000	$199,995	$239,995
David Hornik	$60,000	$199,995	$259,995
Paula Loop	$40,000	$199,995	$239,995
Charles Meyers	$55,000	$199,995	$254,995
Christopher B. Paisley	$60,000	$199,995	$259,995
Vanessa Smith	$40,000	$199,995	$239,995
(1)
Amounts shown in this column reflect the aggregate grant date fair value of RSU awards granted during 2025, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report. The table below lists the aggregate number of shares of our common stock subject to outstanding stock awards held by each of our non-employee directors as of December 31, 2025.

(2)	Each of our non-employee directors held 12,453 outstanding RSUs as of December 31, 2025. None of our non-employee directors held stock options as of December 31, 2025.
Non-Employee Director Compensation Policy
We have adopted a non-employee director compensation policy, pursuant to which our non-employee directors are eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.
In 2025, each non-employee director received an annual cash retainer of $40,000 for serving on our Board of Directors. The Chairperson of the Board of Directors receives an additional annual cash retainer of $20,000.
Members do not receive cash retainers for their service as members of committees, and the chairpersons of the three committees of our Board of Directors were entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, prorated based on the days served in the applicable fiscal quarter.
Initial Equity Awards
Each new non-employee director who joins our Board of Directors will receive an RSU award for common stock having a value of $400,000 based on the fair market value of the underlying common stock on the date of grant under our 2019 Plan. Each initial equity award will vest on the one-year anniversary measured from the date of grant.
Annual Equity Awards
On the date of each annual meeting of stockholders, each continuing non-employee director will receive an RSU award for common stock having a value of $200,000 based on the fair market value of the underlying common stock on the date of grant under our 2019 Plan. Each annual equity award will vest quarterly over one year following the date of grant and will be fully vested on the earlier of (i) the date of the following annual meeting of stockholders (or the date immediately prior to the next annual meeting of stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) and (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.
2026 PROXY STATEMENT  |  63

Vesting Acceleration
In the event of a change of control of the Company (as defined in our 2019 Plan), any unvested portion of an outstanding equity award granted under the policy will fully vest immediately prior to the closing of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.
The calculation of the number of shares of restricted stock units granted under the non-employee director compensation policy will be based on the closing price of our common stock as reported by Nasdaq on the date of grant.
Expenses
We reimburse our non-employee directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board of Directors and committee meetings. We also reimburse our non-employee directors for other reasonable expenses related to board service, such as director education.
64  |  2026 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
In 2019, we adopted a written Related Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration, and approval or ratification of “related-persons transactions.”
Under the policy, our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related-party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to our Audit Committee for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.
The following is a description of transactions since January 1, 2025, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters, or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements discussed above.
Employment Arrangements
We have entered into employment agreements and offer letter agreements with certain of our executive officers. For more information regarding these agreements with our Named Executive Officers, see ”Executive Compensation—Employment Arrangements.”
Employment Arrangement with an Immediate Family Member of Our Chief Technology Officer
We employ Per Alexander Bergman in our Engineering department, who is the brother of our Chief Technology Officer, founder, and member of the Board of Directors, Artur Bergman, and Angela Noell in our People department, who is the sister-in-law of Artur Bergman. For the year ended December 31, 2025, each of Per Alexander Bergman and Ms. Noell’s compensation exceeded $120,000, and consisted of a base salary, equity awards and other benefits.
Per Alexander Bergman and Ms. Noell’s respective compensation is based on their education, experience, and the responsibilities of their positions. The compensation level for Per Alexander Bergman and Ms. Noell was comparable to the compensation paid to employees in similar positions that were not related to our executive officers. They were also eligible for equity awards on the same general terms and conditions as other employees in similar positions who were not related to our executive officers. Artur Bergman plays no personal role in managing, determining the compensation, or reviewing the performance of Per Alexander Bergman or Ms. Noell.
Equity Awards to Non-Employee Directors and Executive Officers
We have granted equity awards to certain of our non-employee directors and executive officers. For more information regarding the equity awards granted to our non-employee directors and Named Executive Officers, see “Executive Compensation” and “Compensation of Non-Employee Directors.”
Indemnification Agreements
Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors, and our Amended and Restated Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Amended and Restated Certificate of Incorporation and Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board of Directors. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.
2026 PROXY STATEMENT  |  65

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors, and any persons who beneficially own more than 10% of our common stock, to file reports of initial ownership of our common stock and subsequent changes in that ownership with the SEC.
To our knowledge, based solely upon a review of Forms 3, 4, and 5 and any amendments thereto filed with the SEC, or written representations from certain reporting persons that no Form 5s were required, we believe that during 2025 all Section 16(a) filing requirements were complied with on a timely basis, except for a filing by Mr. Lovett and a filing by Mr. Compton, both in relation to transactions on August 10, 2025.
66  |  2026 PROXY STATEMENT

HOUSEHOLDING AND PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other annual meeting materials, please notify your broker or Fastly, Inc. Direct your written request to Fastly, Inc., Attn: Secretary, 475 Brannan Street, Suite 300, San Francisco, California 94107, or you may call (844) 432-7859. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
2026 PROXY STATEMENT  |  67

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Charles Compton
Chief Executive Officer
April 22, 2026
A copy of Fastly, Inc.’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2025 is available without charge upon written request to: Secretary, 475 Brannan Street, Suite 300, San Francisco, California 94107.
68  |  2026 PROXY STATEMENT

APPENDIX A
Reconciliation of GAAP to Non-GAAP
Financial Measures
(in thousands, unaudited)
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, unaudited)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Gross profit
GAAP gross profit	$ 105,960	$75,063	$356,203	$295,938
Stock-based compensation	2,764	1,910	10,137	8,644
Amortization of capitalized stock-based compensation - cost of revenue(1)	1,662	1,371	6,548	5,048
Amortization of acquired intangible assets	—	2,475	7,425	9,900
Non-GAAP gross profit	$110,386	$80,819	$ 380,313	$319,530
GAAP gross margin	61.4%	53.4%	57.1%	54.4%
Non-GAAP gross margin	64.0%	57.5%	60.9%	58.8%

Research and development
GAAP research and development	$41,591	$32,742	$162,662	$137,980
Stock-based compensation	(11,890)	(7,922)	(44,453)	(33,606)
Executive transition costs	(221)	—	(547)	—
Non-GAAP research and development	$29,480	$24,820	$117,662	$104,374

Sales and marketing
GAAP sales and marketing	$51,023	$50,050	$201,434	$198,610
Stock-based compensation	(9,348)	(7,047)	(32,971)	(29,061)
Amortization of acquired intangible assets	(2,159)	(2,299)	(8,898)	(9,200)
Non-GAAP sales and marketing	$39,516	$ 40,704	$159,565	$ 160,349

General and administrative
GAAP general and administrative	$28,436	$26,154	$110,692	$113,399
Stock-based compensation	(8,275)	(8,066)	(29,762)	(36,619)
Executive transition costs	—	—	(978)	—
Gain on modification of lease	—	—	736	—
Non-GAAP general and administrative	$20,161	$18,088	$80,688	$76,780
2026 PROXY STATEMENT  |  A-1

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Operating income (loss)
GAAP operating loss	$(15,090)	$(34,331)	$ (119,000)	$ (167,915)
Stock-based compensation	32,277	24,945	117,323	107,930
Amortization of capitalized stock-based compensation - cost of revenue(1)	1,662	1,371	6,548	5,048
Restructuring charges	—	—	—	9,720
Executive transition costs	221	—	1,525	—
Amortization of acquired intangible assets	2,159	4,774	16,323	19,100
Gain on modification of lease	—	—	(736)	—
Impairment expense	—	448	415	4,144
Non-GAAP operating income (loss)	$21,229	$(2,793)	$22,398	$(21,973)

Net income (loss)
GAAP net loss	$(15,505)	$(32,886)	$(121,677)	$(158,058)
Stock-based compensation	32,277	24,945	117,323	107,930
Amortization of capitalized stock-based compensation - cost of revenue(1)	1,662	1,371	6,548	5,048
Restructuring charges	—	—	—	9,720
Executive transition costs	221	—	1,525	—
Gain on modification of lease	—	—	(736)	—
Amortization of acquired intangible assets	2,159	4,774	16,323	19,100
Net gain on extinguishment of debt	(941)	(1,365)	(941)	(1,365)
Impairment expense	—	448	415	4,144
Amortization of debt discount and issuance costs	257	318	907	1,379
Non-GAAP net income (loss)	$20,130	$(2,395)	$19,687	$(12,102)

Non-GAAP net income (loss) per common share — basic	$0.13	$(0.02)	$0.13	$(0.09)
Non-GAAP net income (loss) per common share — diluted	$0.12	$(0.02)	$0.13	$(0.09)
Weighted average basic common shares	150,324	141,085	146,902	138,099
Weighted average diluted common shares	164,074	141,085	156,040	138,099
(1)
Similar to stock-based compensation, we believe it is also appropriate to exclude amortization of capitalized stock-based compensation from our non-GAAP financial measures in order to reflect the performance of our core business and to be consistent with the way many investors evaluate our performance and compare our operating results to peer companies. However, we have not historically done so. In order to continue to improve the usefulness of our non-GAAP financial measures to the investors, starting with the quarter ended March 31, 2025, we are excluding amortization of capitalized stock-based compensation from our non-GAAP financial measures and we have accordingly recast the presentation for all prior periods presented to reflect this change. Refer to Non-GAAP Financial Measures definition for further details.

Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, unaudited)

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Reconciliation of GAAP to Non-GAAP diluted shares
GAAP diluted shares	150,324	141,085	146,902	138,099
Other dilutive equity awards	13,750	—	9,138	—
Non-GAAP diluted shares	164,074	141,085	156,040	138,099
Non-GAAP diluted net income (loss) per share	0.12	(0.02)	0.13	(0.09)
A-2  |  2026 PROXY STATEMENT

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Adjusted EBITDA
GAAP net loss	$ (15,505)	$ (32,886)	$ (121,677)	$ (158,058)
Stock-based compensation	32,277	24,945	117,323	107,930
Amortization of capitalized stock-based compensation - cost of revenue(1)	1,662	1,371	6,548	5,048
Gain on modification of lease	—	—	(736)	—
Depreciation and other amortization	13,725	13,911	54,981	54,535
Amortization of acquired intangible assets	2,159	4,774	16,323	19,100
Amortization of debt discount and issuance costs	257	318	907	1,379
Impairment expense	—	448	415	4,144
Executive transition costs	221	—	1,525	—
Restructuring charges	—	—	—	9,720
Net gain on extinguishment of debt	(941)	(1,365)	(941)	(1,365)
Interest income	(3,151)	(3,267)	(12,290)	(14,871)
Interest expense	2,944	913	11,792	1,368
Other expense, net	625	815	721	1,028
Income tax expense	681	1,141	2,488	2,604
Adjusted EBITDA	$34,954	$11,118	$77,379	$32,562
(1)
Similar to stock-based compensation, we believe it is also appropriate to exclude amortization of capitalized stock-based compensation from our non-GAAP financial measures in order to reflect the performance of our core business and to be consistent with the way many investors evaluate our performance and compare our operating results to peer companies. However, we have not historically done so. In order to continue to improve the usefulness of our non-GAAP financial measures to the investors, starting with the quarter ended March 31, 2025, we are excluding amortization of capitalized stock-based compensation from our non-GAAP financial measures and we have accordingly recast the presentation for all prior periods presented to reflect this change. Refer to Non-GAAP Financial Measures definition for further details.

2026 PROXY STATEMENT  |  A-3

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Annual Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V89383-P48699 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FASTLY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect each of the Board's three nominees for director named in the accompanying proxy statement, to serve as a Class I member of the Board of Directors until the 2029 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Aida Álvarez
02) Charles Compton
03) Richard Daniels

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V89384-P48699

FASTLY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Charles Compton as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Fastly, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 9:00 a.m., Pacific Time on Wednesday, June 3, 2026, at www.virtualshareholdermeeting.com/FSLY2026, and any adjournment or postponement thereof. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE